SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

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SunCoke Energy, Inc.

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March 27, 2019

Dear Stockholder:

You are cordially invited to attend the 2019 Annual Meeting of Stockholders of SunCoke Energy, Inc., on Thursday, May 9, 2019 at 9:00 a.m., local time, at the Hotel Arista, 2139 CityGate Lane, Naperville, Illinois 60563.

The following pages contain our notice of annual meeting and proxy statement. Please review this material for information concerning the business to be conducted at the 2019 Annual Meeting, including the nominees for election as directors.

As we have in the past, we are furnishing our proxy statement and other proxy materials to our stockholders over the Internet and mailing paper copies to stockholders who have requested them. For further details, please refer to the section entitled “About the Annual Meeting” beginning on page 1 of the proxy statement.

Whether or not you plan to attend the 2019 Annual Meeting, it is important that your shares be represented. Please vote via telephone, the Internet, proxy card, or voter instruction form.

Thank you for your continued support of SunCoke Energy.

Sincerely,

Michael G. Rippey
President and Chief Executive Officer

SunCoke Energy, Inc. | 1011 Warrenville Road | Suite 600 | Lisle, Illinois 60532 | tel (630) 824-1000 www.suncoke.com

Notice of Annual Meeting of Stockholders

to be held on May 9, 2019

The 2019 Annual Meeting of Stockholders of SunCoke Energy, Inc. will be held on Thursday, May 9, 2019 at 9:00 a.m., local time, at the Hotel Arista, 2139 CityGate Lane, Naperville, Illinois 60563, for the following purposes:

1.	To elect two directors, Robert A. Peiser and John W. Rowe, to the class of directors whose term expires in 2022;

2.	To hold a non-binding advisory vote on the compensation of the Company’s named executive officers;

3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019; and

4.	To transact such other business as may properly come before the 2019 Annual Meeting or any adjournment or postponement thereof.

You may vote at the 2019 Annual Meeting if you were a stockholder of record at the close of business on March 13, 2019. To ensure that your vote is properly recorded, please vote as soon as possible, even if you plan to attend the 2019 Annual Meeting in person. Most stockholders have three options for submitting their vote: (1) via telephone, (2) over the Internet, or (3) by mail. You may still vote in person if you attend the 2019 Annual Meeting. For further details about voting, please refer to the section entitled “About the Annual Meeting” beginning on page 1 of the proxy statement.

If your shares are held in “street name” in a stock brokerage account, or by a bank or other nominee, you must provide your broker with instructions on how to vote your shares in order for your shares to be voted on important matters presented at the 2019 Annual Meeting. If you do not instruct your broker on how to vote in the election of directors and on executive compensation, your shares will not be voted on these matters.

The approximate date of mailing of the Notice of Internet Availability of Proxy Materials to our stockholders is March 27, 2019, and the attached proxy statement, together with our 2018 Annual Report on Form 10-K, will be made available to our stockholders on that same date. We also will begin mailing paper copies of our proxy statement and other proxy materials to stockholders who have requested them on or about that date.

By order of the Board of Directors,

John J. DiRocco, Jr.

Vice President, Assistant General Counsel and Corporate Secretary

March 27, 2019

i

ii

ABOUT THE ANNUAL MEETING

References to “the Company”, “SunCoke Energy”, “we”, “us” and “our” in this proxy statement mean SunCoke Energy, Inc.

Who is soliciting my vote?

The Board of Directors of SunCoke Energy, Inc. is soliciting your vote at the 2019 Annual Meeting.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission, or SEC, we have elected to furnish our proxy statement and other proxy materials to stockholders on the Internet rather than mailing paper copies to each stockholder. If you received a Notice of Internet Availability of Proxy Materials, or Notice of Internet Availability, in the mail, you will not receive a paper copy of these materials unless you have requested to receive paper copies. All stockholders have the ability to access our proxy statement and other proxy materials. Instructions on how to do so, or to request a printed copy, may be found on the Notice of Internet Availability. In addition, stockholders may request to receive these materials in printed form by mail on an ongoing basis. The Notice of Internet Availability also will instruct you on how you may vote your shares and how you may vote over the Internet. Note that if you are a participant in the SunCoke 401(k) Plan and have shares of our common stock allocated to your Plan account, you have the right to direct the Plan trustee regarding how to vote those shares. You should automatically receive a paper copy of these materials in the mail.

What am I voting on?

You are voting on the following proposals:

•	Proposal 1: Election of Mr. Robert A. Peiser and Mr. John W. Rowe to the class of directors whose term expires in 2022 (see pages 5 through 7);

•	Proposal 2: Non-binding advisory vote to approve the compensation of our named executive officers (see page 47)

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Proposal 3: Ratification of the of the Audit Committee’s appointment of KPMG LLP, or KPMG, as our independent registered public accounting firm for the fiscal year ending December 31, 2019 (see page 54); and

•	Any other business properly coming before the meeting.

How does the Board of Directors recommend that I vote my shares?

The Board of Directors’ recommendations can be found with the description of each Proposal in this proxy statement. In summary, the Board of Directors recommends that you vote:

•	Proposal 1: “FOR” the election of each of the nominees for director;

•	Proposal 2: “FOR” the non-binding advisory vote to approve the compensation of our named executive officers; and

•	Proposal 3: “FOR” the ratification of the Audit Committee’s appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

Who is entitled to vote?

Only stockholders of record at the close of business on March 13, 2019 are entitled to vote at the 2019 Annual Meeting. As of that date, there were 65,094,789 shares of our common stock outstanding. Each share of common stock is entitled to one vote. There is no cumulative voting.

How many votes must be present to hold the meeting?

Your shares are counted as present at the 2019 Annual Meeting if you attend the meeting and vote in person or if you properly return a proxy by telephone, internet or mail. In order for us to hold our meeting, holders of a majority of our outstanding shares of common stock as of the close of business on March 13, 2019 must be present in person or by proxy at the meeting. This is referred to as a quorum. Proxy cards or voting instruction forms that reflect abstentions will be counted as shares present to determine whether a quorum exists to hold the 2019 Annual Meeting. Broker non-votes will not be counted for quorum purposes.

How are votes counted? How many votes are needed to approve each of the proposals?

For Proposal 1, you may vote “FOR,” “AGAINST,” or “ABSTAIN” for each director-nominee. The affirmative vote of a majority of the votes cast for the election of directors at the 2019 Annual Meeting is required to elect a nominee as a director. Abstentions and broker non-votes are not counted as a vote cast either “FOR” or “AGAINST” a nominee. Our By-laws set forth the procedures if a nominee does not receive at least a majority of votes cast at a meeting for election of directors where a quorum is present. In an uncontested election, any incumbent nominee for director who does not receive at least a majority of the votes cast must submit his or her resignation. The Governance Committee will evaluate the tendered resignation and make a recommendation to the Board whether to accept or reject the resignation. The Board will act on the tendered resignation and publicly disclose its decision within ninety (90) days after the certification of the election results. If the incumbent director’s resignation is not accepted by the Board, such director will continue to serve until the next annual meeting, or until his or her successor is duly elected and qualified. If the director’s resignation is accepted by the Board, the Board may fill the resulting vacancy in accordance with the applicable procedures set forth in the By-laws.

For Proposals 2 and 3, you may vote “FOR”, “AGAINST”, or “ABSTAIN,” and the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on these proposals at the 2019 Annual Meeting is required for approval. Thus, in order to be adopted, Proposals 2 and 3 each must receive more than fifty percent (50%) of the shares present in person or represented by a proxy at the 2019 Annual Meeting and entitled to vote at the meeting. Abstentions will have the effect of a vote “AGAINST” these proposals. Broker non-votes will have no effect on the outcome of any of the matters to be voted on in Proposals 2 and 3.

How do I vote?

You can vote either in person at the 2019 Annual Meeting or by proxy without attending the meeting. Most stockholders have three options for submitting their votes:

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via telephone, using the toll-free number listed on your proxy card (if you are a stockholder of record) or voting instruction form (if your shares are held by a broker, financial institution, or other nominee);

•	over the Internet, at the address provided on the Notice of Internet Availability or on your proxy card or voting instruction form; or

•

by marking, signing, dating and mailing your proxy card or voting instruction form and returning it in the envelope provided. If you return your signed proxy card or voting instruction form but do not mark the boxes showing how you wish to vote, your shares will be voted in accordance with the recommendation of the Board of Directors for each of the proposals for which you did not indicate a vote.

If you are the registered stockholder (that is, if you hold your stock in your name), you can vote via telephone or over the Internet by following the instructions provided on the Notice of Internet

Availability or on your proxy card. If your shares are held in “street name” (that is, they are held in the name of a broker, financial institution, or other nominee), you will receive instructions with your materials that you must follow in order to have your shares voted. Please review your voting instruction form to determine whether you will be able to vote via the telephone or over the Internet. The deadline for voting via the telephone or over the Internet for the 2019 Annual Meeting is 11:59 p.m. Eastern Time on May 8, 2019 for shares held directly, and 11:59 p.m. Eastern Time on May 6, 2019 for shares held in a Plan.

Even if you plan to attend the 2019 Annual Meeting, we encourage you to vote your shares by proxy. If your shares are held in “street name,” you must request a legal proxy from your broker, financial institution or other nominee and bring that proxy to the meeting to vote in person at the meeting.

Can I change or revoke my vote?

YES. You can change or revoke your vote at any time before the polls close at the 2019 Annual Meeting by:

•	re-voting via telephone or over the internet (only your latest telephone or internet vote will be counted),

•	signing and dating a new proxy card and submitting it (only your latest proxy card will be counted),

•	if you are a registered stockholder, delivering timely notice of revocation to the Corporate Secretary, SunCoke Energy, Inc., 1011 Warrenville Road, Suite 600, Lisle, Illinois 60532, or

•	attending the 2019 Annual Meeting and voting in person.

If your shares are held in “street name,” please contact your broker, financial institution or other nominee and comply with the broker’s, financial institution’s or other nominee’s procedures if you want to change or revoke your previous voting instructions. Attending the 2019 Annual Meeting in person will not in and of itself revoke a previously submitted proxy unless you specifically request it.

Who counts the votes?

We have retained Broadridge Financial Solutions, Inc. to act as independent inspector of election and as proxy vote tabulator. Broadridge will determine whether or not a quorum is present, will count the shares voted (including shares voted during the 2019 Annual Meeting) and will certify the election results.

Can other matters be decided at the 2019 Annual Meeting?

We are not aware of any other matters that will be considered at the 2019 Annual Meeting. If any other matters arise, the named proxies will vote in accordance with their best judgment.

Who can attend the meeting?

The 2019 Annual Meeting is open to all SunCoke Energy stockholders. You may contact Investor Relations for directions at investorrelations@suncoke.com. When you arrive at the Hotel Arista, 2139 CityGate Lane, Naperville, Illinois 60563, signs will direct you to the meeting room. You need not attend the 2019 Annual Meeting in order to vote.

If you wish to attend the 2019 Annual Meeting, please check the box on your proxy card or voting instruction form, or as indicated on the internet voting site, or press the appropriate key if voting by telephone. If your shares are held in “street name” and you would like to attend the meeting, please also e-mail investorrelations@suncoke.com or write to Investor Relations, SunCoke Energy, Inc., 1011 Warrenville Road, Suite 600, Lisle, Illinois 60532. Include a copy of your brokerage account statement or an omnibus, or legal, proxy (which you can get from your broker, and which you must have, and bring with you, in order to vote in person at the meeting).

At the 2019 Annual Meeting, each stockholder may be asked to present valid picture identification (for example, a driver’s license or passport). If your shares are held in “street name,” you must bring a copy of a brokerage statement, proxy or letter from the broker, financial institution or other nominee confirming ownership of shares of our common stock at the close of trading on March 13, 2019, the record date for the 2019 Annual Meeting.

For security purposes, no cameras, recording equipment, electronic devices, large bags, backpacks, briefcases or packages will be permitted in the meeting room or adjacent areas, and other items will be subject to search.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 9, 2019:

This proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2018 are available in the “Investor Relations” section of our website at the following internet address: http://www.suncoke.com

PROPOSAL 1 — ELECTION OF DIRECTORS

Board of Directors

Our Board of Directors annually recommends the slate of director-nominees for election by stockholders at the Annual Meeting and is responsible for filling vacancies on the Board at any time during the year. The Governance Committee has a process to identify and review qualified candidates to stand for election, and the full Board reviews and has final approval of all potential director nominees being recommended to the stockholders for election. Our Board of Directors currently consists of seven members: Alvin Bledsoe, Peter B. Hamilton, Susan R. Landahl, Robert A. Peiser, Michael G. Rippey, John W. Rowe and James E. Sweetnam.

Our Board of Directors is divided into three classes, each serving staggered three-year terms. Directors for each class are elected at the annual meeting of stockholders held in the year in which the term for their class expires. There are two nominees for election this year. The terms of Robert A. Peiser and John W. Rowe expire this year, and the Board of Directors has nominated each of them for a new three-year term that will expire at the annual meeting in 2022, or until their respective successors are elected and qualified.

Detailed information on these nominees is provided on pages 6 and 7, including a discussion of each nominee’s specific experience, qualifications and attributes or skills that led our Board to conclude that such person should serve as a director of SunCoke Energy. Each of these nominees is a current director, and each has consented to serve if elected. If any nominee is unable to serve as a director at the time of the 2019 Annual Meeting, your proxy may be voted for the election of another nominee proposed by the Board of Directors, or the Board of Directors may reduce the number of directors to be elected at the 2019 Annual Meeting. At this time, the Board of Directors knows no reason why either of these nominees may not be able to serve as a director if elected.

RECOMMENDATION

The Board of Directors recommends that you vote “FOR” the election of the two nominees for director.

Certain Information Regarding Directors

On the following pages is information regarding the specific experience, qualifications, attributes and skills that qualify the nominees and the directors whose terms of office will continue after the 2019 Annual Meeting to serve as a director of SunCoke Energy, Inc.

Nominees to Serve in a Class Whose

Term Expires in 2019

Robert A. Peiser Age: 72 Committee Membership: Compensation (Chair)

Mr. Peiser was appointed as a director of SunCoke Energy, Inc., effective March 7, 2016. Mr. Peiser is engaged in active service on public as well as private corporate and not-for-profit boards. From 2008 to May 2010, Mr. Peiser served as the Chief Executive Officer and Chairman of the Board of Omniflight Helicopters, Inc. (an air medical services provider). From April 2002 through January 2008, he was President, CEO and a director of Imperial Sugar Company (a refiner and marketer of sugar products). Mr. Peiser has been a director of USA Truck, Inc. (intermodal transportation and logistics services provider) since February 2012 and has been its Chairman since November 2012. His previous public company board service includes Standard Register Company (October 2013 to November 2015), where he served as chair of its Compensation Committee and was a member of its Governance Committee; Primary Energy Recycling Corp. (June 2013 to December 2014), where he served as Chairman of the Board and was a member of the Audit, Compensation and Governance Committees; Team Industrial Services, Inc. (July 2007 to September 2012), where he was a member of the Audit, Compensation and Executive Committees; Solutia, Inc. (February 2008 to July 2012), where he served as chair of the Governance Committee and was a member of the Risk Committee; and Signature Group Holdings, Inc. (June 2010 to May 2011) where he served as Vice Chairman and was chair of the Audit Committee. In addition, Mr. Peiser previously served as Chairman of the Texas TriCities Chapter of the National Association of Corporate Directors.

Mr. Peiser is an experienced senior-level corporate executive with general operations, financial management, sales and marketing, strategic planning, corporate restructuring and business development experience. He has operated as chief executive officer and/or chief financial officer of both public and private companies in several industries, including transportation services, energy, food processing, retailing, distribution and telecommunications.

John W. Rowe (Chairman) Age: 73 Committee Membership: Executive; Governance

Mr. Rowe was elected as a director of SunCoke Energy, Inc., effective April 1, 2012, and was appointed as non-executive Chairman of the Board effective January 1, 2018. On March 12, 2012, Mr. Rowe retired as Chairman, Chief Executive Officer and director of Exelon Corporation, or Exelon (an electric utility company), and as a director of Commonwealth Edison Company and PECO Energy Company, both subsidiaries of Exelon. He served as a director and Chief Executive Officer or Co-Chief Executive Officer of Exelon since its formation in October 2000. He served as Chairman and Chief Executive Officer of Exelon since April 2002. At various times since 2000, he also held the title of President of Exelon. He previously served as Chairman, President and Chief Executive Officer of Unicom Corporation and Commonwealth Edison Company from March 1998 until October 2000. Mr. Rowe is a director of Northern Trust Corporation (an international financial services company), where he serves as a member of its Corporate Governance Committee, and its Capital Governance Committee, Compensation and Benefits, and Executive Committees. Mr. Rowe’s previous public company board service includes The Allstate Corporation (from February 2012 to May 2018) where he served as a member of its Compensation and Succession Committee and its Nominating and Governance Committee; American DG Energy (from October 2013 through June 2017); and Sunoco, Inc. (from 2003 through 2011) where he served as chair of its Corporate Responsibility Committee and a member of its Compensation and Executive Committees.

Mr. Rowe, with nearly 30 years of experience with electric utility companies in various positions, including serving as Chief Executive Officer of Exelon, has senior management-level experience and general operations and manufacturing experience. Mr. Rowe possesses senior management-level strategic planning, business development and managerial experience, as well as health, environment and safety oversight experience. Additionally, Mr. Rowe possesses government relations, regulatory agency and legal experience by virtue of his position as Chief Executive Officer at Exelon and prior business experience and education.

Continuing Directors — Term Expires in 2020

Peter B. Hamilton Age: 72 Committee Membership: Audit, Compensation

Mr. Hamilton was elected as a director of SunCoke Energy, Inc. in June 2011. He is the former Senior Vice President and Chief Financial Officer of Brunswick Corporation (a global designer, manufacturer and marketer of recreation products), a position he held from September 2008 until his retirement in February 2013. Mr. Hamilton returned to Brunswick Corporation in September 2008 after retiring from the company in 2007. He was President of the Life Fitness division of Brunswick Corporation from 2005 to 2006 and President of the Brunswick Boat Group from 2006 to 2007. He also served as Vice Chairman of the Board of Brunswick Corporation from 2000 until his initial retirement in 2007. Mr. Hamilton’s previous public company board service includes Oshkosh Corporation (from 2011 to 2019) where he served as chair of its Audit Committee.

Mr. Hamilton is an experienced corporate executive with a background in management, law, finance and government. Prior to joining Brunswick, Mr. Hamilton served in various positions at Cummins Inc., or Cummins (a diesel and natural gas engine designer, manufacturer and distributor), including Chief Financial Officer. Prior to his tenure at Cummins, Mr. Hamilton was a partner in a Washington, D.C. law firm, held a number of senior positions in the federal government and was an officer in the U.S. Navy.

Michael G. Rippey Age: 61 Chief Executive Officer and President Committee Membership: Executive

Mr. Rippey was appointed as Chief Executive Officer, President and a director of SunCoke Energy, Inc., effective December 1, 2017. At that time, he also was appointed as Chairman, Chief Executive Officer and President of SunCoke Energy Partners GP LLC, the general partner of SunCoke Energy Partners, L.P., our sponsored master limited partnership. Prior to joining SunCoke, Mr. Rippey served as Senior Advisor to Nippon Steel & Sumitomo Metal Corporation (a leading global steelmaker) since 2015. From 2014 to 2015, he was Chairman of the Board of ArcelorMittal USA (a major domestic steel manufacturer), and from August 2006 through October 2014, he was ArcelorMittal USA’s President and Chief Executive Officer. Prior to that, he successfully rose through progressively responsible financial, commercial and administrative leadership roles at ArcelorMittal USA and its predecessor companies: (i) from 2005 to 2006, he was Executive Vice President, Sales and Marketing at Mittal Steel USA; (ii) from 2000 to 2005, he was Executive Vice President and Chief Financial Officer at lspat Inland Inc.; and (iii) from 1998 to 2000, he served as Vice President, Finance and Chief Financial Officer of Ispat Inland Inc. He began his career with Inland Steel Company (a predecessor to ArcelorMittal USA) in 1984. Mr. Rippey currently serves on the Board of Directors of Olympic Steel, Inc. (NASDAQ: ZEUS), a major steel service center headquartered in Ohio, where he is a member of the Nominating Committee and serves as Chair of the Audit and Compliance Committee. In addition to ArcelorMittal USA, Mr. Rippey’s previous board service includes the National Association of Manufacturers and the American Iron & Steel Institute, where he was a past Chairman of the Board.

As a veteran industry executive, who has overseen operations of some of the largest and most capital intense assets in the world, Mr. Rippey is an accomplished and financially astute leader with a wealth of finance, sales, operations and management experience in the metals industry. He has dealt successfully with dynamic and challenging business environments and, as a past executive officer and Chairman of ArcelorMittal USA, he has an intimate knowledge and understanding of the challenges and opportunities facing SunCoke as it continues to serve the steel industry.

James E. Sweetnam Age: 66 Committee Membership: Governance (Chair), Audit

Mr. Sweetnam was elected as a director of SunCoke Energy, Inc. in January 2012. Mr. Sweetnam served as President, Chief Executive Officer and a director of Dana Holding Corporation, or Dana (a motor vehicle parts supplier), from July 2009 until November 2010. From 1997 until June 2009, Mr. Sweetnam served in senior management positions at Eaton Corporation, or Eaton (a global diversified power management company), including as President of the Truck Group from 2001 until June 2009. Prior to joining Eaton, Mr. Sweetnam spent 10 years with Cummins, Inc. (a diesel and natural gas engine designer, manufacturer and distributor) in a variety of senior management positions. He currently serves on the Board of Directors of Republic Airways Holdings, Inc. (an airline holding corporation), where he is a member of its Audit Committee. Mr. Sweetnam also serves on the board of LMI (a private, not-for-profit corporation that provides management consulting, research and analysis to governments and other nonprofit organizations), and is a member of its Audit and Governance Committees. From February 2007 until its acquisition by Berkshire Hathaway Inc. in September 2011, Mr. Sweetnam served as a director of Lubrizol Corporation (a specialty chemicals company) and as a member of its Audit, Nominating and Governance, and Organization and Compensation Committees.

Mr. Sweetnam is an experienced corporate executive with senior-level management experience, including service as Chief Executive Officer at Dana, with general operations, manufacturing and engineering experience and a background in international business development and management. Mr. Sweetnam also possesses health, environment and safety oversight experience by virtue of his oversight experience as a senior-level executive at Eaton.

Continuing Directors — Term Expires in 2021

Alvin Bledsoe Age: 71 Committee Membership: Audit (Chair)

Mr. Bledsoe was elected as a director of SunCoke Energy, Inc. in June 2011. Effective September 1, 2017, he also was appointed as a director of SunCoke Energy Partners GP LLC, the general partner of SunCoke Energy Partners, L.P., our sponsored master limited partnership. From 1972 until his retirement from the firm in 2005, Mr. Bledsoe served in various senior roles at PricewaterhouseCoopers LLP, or PwC (an international accounting firm). In 2007, he joined the Board of Directors of Crestwood Gas Services GP LLC, the general partner of Crestwood Midstream Partners LP (a natural gas and crude oil logistics master limited partnership), formerly Quicksilver Gas Services. Upon the October 2013 merger and subsequent related corporate restructuring between Crestwood Midstream Partners LP, Inergy, L.P. and Inergy Midstream, L.P., Mr. Bledsoe was appointed to the boards of Crestwood Midstream GP LLC, the general partner of Crestwood Midstream Partners LP and Crestwood Equity GP LLC, the general partner of Crestwood Equity Partners LP (a natural gas and crude oil logistics master limited partnership holding company), where he chaired the Audit Committees of both companies. In 2015, Crestwood Equity Partners LP acquired Crestwood Midstream Partners LP and eliminated the need for a separate Board of Directors at Crestwood Midstream Partners GP LLC. Mr. Bledsoe is a director of Crestwood Equity GP LLC, and is the chair of its Audit Committee. From May 2007 to August 2010, Mr. Bledsoe served as a member of the Archuleta County Colorado Financial Advisory Task Force.

Mr. Bledsoe is an experienced finance and public accounting executive, having spent his entire 33-year career with PwC. By virtue of his experience, Mr. Bledsoe is knowledgeable about finance, merger and acquisition transactions and major cost restructurings and possesses knowledge of the mining, utilities and energy industries. In addition, he brings relevant industry expertise, having served clients within these industry sectors and having served as the global leader for PwC’s Energy, Mining and Utilities Industries Assurance and Business Advisory Services Group. While at PwC, Mr. Bledsoe also gained experience working with boards of directors by interfacing with the boards of directors of his clients.

Susan R. Landahl Age: 58 Committee Membership: Audit, Governance

Ms. Landahl was appointed as a director of SunCoke Energy, Inc., effective September 1, 2017. Since June 2015, Ms. Landahl has served as Senior Vice President, Organizational Effectiveness and Integrated Performance Assessment of Exelon Generation Company, LLC, a major generator and marketer of electricity and a subsidiary of Exelon Corporation, one of the nation’s largest power generators, with operations in 48 states. Since joining Exelon in 1999, Ms. Landahl has held a number of senior leadership positions, including Senior Vice President, Operations Integration & Business Development from August 2012 to January 2014, and Chief Operating Officer & Senior Vice President, Exelon Nuclear from June 2010 to August 2012. In this latter position, she oversaw 10 nuclear facilities with 17 nuclear reactors in Illinois, New Jersey and Pennsylvania, and was responsible for 5,000 employees and annual budgets in excess of $1.5 billion. Exelon’s nuclear fleet has since grown to 14 nuclear facilities, including 23 reactors in five states. As Vice President, Industry Leadership at the Institute for Nuclear Power Operations from January 2014 to June 2015, Ms. Landahl led development of INPO 15-005, now the industry standard for leadership development and organizational effectiveness for the entire U.S. nuclear fleet and much of the world.

Ms. Landahl is a knowledgeable and experienced industry leader with strong operational skills and a proven track record for successfully managing large, complex projects and major project turnarounds. She has a keen and strategic understanding of the energy industry, and possesses senior-level business development, planning and managerial experience.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Our Board of Directors is composed of a majority of independent directors and our Audit, Compensation and Governance Committees are each composed entirely of independent directors. Our Executive Committee is composed of one employee director and one independent director.

The following table shows the membership of our Committees as of March 27, 2019:

Name	Executive	Audit	Compensation	Governance

Michael G. Rippey	✓
John W. Rowe	✓*			✓
Alvin Bledsoe		✓*
Peter B. Hamilton		✓	✓
Susan R. Landahl		✓		✓
Robert A. Peiser			✓*
James E. Sweetnam			✓	✓*

*	Denotes Committee Chair

Meeting Attendance

The Board of Directors held nine meetings in fiscal 2018. Each director who served in fiscal 2018 attended at least 75% of the aggregate of: (i) the total number of meetings of the Board of Directors during the periods that he or she served in fiscal 2018; and (ii) the total number of meetings of the Committees on which he or she served during the periods that he or she served in fiscal 2018.

Executive Committee

The Executive Committee is composed of Messrs. Rippey and Rowe, and is chaired by Mr. Rowe. The Executive Committee exercises the powers and authority of the Board of Directors to direct the business and affairs of SunCoke Energy, Inc. in intervals between meetings of the Board of Directors and to implement the policy decisions of the Board of Directors. Actions taken by the Executive Committee are reported to the Board of Directors at its next meeting. There were no meetings of the Executive Committee in fiscal 2018.

The Board of Directors has adopted a written charter for the Executive Committee, which is available on our corporate website at www.suncoke.com.

Audit Committee

All members of the Audit Committee are “independent” as defined in the listing standards of the New York Stock Exchange (or NYSE) and the rules and regulations of the Securities and Exchange Commission (or SEC). The Audit Committee is composed of Messrs. Bledsoe, and Hamilton and Ms. Landahl, and is chaired by Mr. Bledsoe. The Board of Directors has determined that Messrs. Bledsoe, and Hamilton and Ms. Landahl are independent directors for purposes of serving on an audit committee under applicable SEC and NYSE requirements, and each is financially literate and has accounting or related financial management expertise as required by the applicable rules of the NYSE. The Board also has determined that each of Messrs. Bledsoe, and Hamilton qualifies as an “audit committee financial expert” as defined by the applicable rules of the SEC.

The Audit Committee assists the Board of Directors in (1) the appointment, evaluation and compensation of the Company’s independent auditor, (2) the review and monitoring of the Company’s financial statements and disclosures, (3) pre-approval of audit services, internal control-related services and permitted non-audit services, (4) oversight and monitoring of the Company’s internal audit function and independent auditors and (5) monitoring compliance by the Company with legal and regulatory requirements, including the Company’s Code of Business Conduct and Ethics.

The Board of Directors has adopted a written charter for the Audit Committee, which is available on our corporate website at www.suncoke.com. The Audit Committee met eight times in fiscal 2018.

Compensation Committee

The Compensation Committee is composed of Messrs. Hamilton, Peiser and Sweetnam and is chaired by Mr. Peiser. The Compensation Committee is responsible for the approval, evaluation and oversight of all compensation plans, policies and programs for the executive officers and certain other employees of SunCoke Energy and its subsidiaries. The Compensation Committee also has sole authority over the appointment, evaluation and compensation of any independent compensation consultant it uses in the evaluation of executive officer compensation.

The Board of Directors has adopted a written charter for the Compensation Committee, which is available on our corporate website at www.suncoke.com. The Compensation Committee met four times in fiscal 2018.

Governance Committee

The Governance Committee is composed of Ms Landahl and Messrs. Rowe and Sweetnam, and is chaired by Mr. Sweetnam. The Governance Committee (1) assists the Board in identifying individuals qualified to become Board members, (2) recommends to the Board director nominees to be considered by stockholders, (3) recommends Corporate Governance Guidelines to the Board, (4) leads the Board in its annual review of Board performance, (5) recommends to the Board nominees for each Board committee, and (6) reviews the form and amount of director compensation and makes recommendations to the Board regarding the Company’s director compensation program.

The Board of Directors has adopted a written charter for the Governance Committee, which is available on our corporate website at www.suncoke.com. The Governance Committee met two times in fiscal 2018.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is or ever was an officer or employee of SunCoke Energy or any of our subsidiaries. In addition, none of our executive officers served on the compensation committee or board of directors of any other company of which any of our directors also was an executive officer.

CORPORATE GOVERNANCE

Director Independence

The Board of Directors, upon the recommendation of the Governance Committee, has determined that each of our non-management directors who serves as a director is “independent” under the applicable rules of the NYSE and the SEC and is free of any direct or indirect material relationship with SunCoke Energy or its management.

Board Leadership Structure

Our Board of Directors currently separates the roles of Chairman and Chief Executive Officer. The current leadership structure of the Board of Directors includes our independent non-executive Chairman (Mr. Rowe), and our President and Chief Executive Officer (Mr. Rippey). Our Governance Committee and Board of Directors has determined that the current board leadership structure, with separate roles for the Chairman and the Chief Executive Officer is in the best interests of SunCoke Energy and its stockholders at the present time. A number of factors support the current leadership structure chosen by the Board, including, among others:

•

Separating these two roles increases the Board’s independence from management and leads to better monitoring and oversight, thus reducing the potential for actual or perceived conflicts of interest related to executive compensation, performance and succession.

•

The Chairman provides independent oversight, presiding over the meetings of our Board of Directors (including sessions with only independent directors present) and coordinating the work of the standing Committees of our Board.

•

The Chairman serves as a liaison between our Board and senior management, but having an independent Chairman enables non-management directors to raise issues and concerns for Board consideration without immediately involving management.

•

This governance structure promotes a balance between the Board’s independent authority to oversee our business and the Chief Executive Officer and his management team who manage the business on a day-to-day basis.

•

Separating the roles of Chairman and Chief Executive Officer promotes overall board independence, allowing the Chief Executive Officer to focus his time and energy on the everyday demands of managing our business successfully (including strategy and operations), while at the same time leveraging the experience and perspectives of the Chairman.

Our Governance Committee annually assesses these roles and the board leadership structure to ensure that the interests of SunCoke Energy and its stockholders are best served. Our By-laws allow the Chief Executive Officer to be designated as Chairman of the Board. If the individual elected as Chairman of the Board is also the Chief Executive Officer, or if the Chairman of the Board is otherwise not independent, then the Chair of our Governance Committee will act in the role of Lead Director. The duties of such a Lead Director are described in our Corporate Governance Guidelines, and include: (1) the authority to chair those meetings of the Board of Directors at which the Chairman is not present; and (2) the authority to preside at executive sessions of the independent directors. A Lead Director also may provide advice and counsel, as needed, to the Chairman, and/or the Chief Executive Officer, on strategic issues and on Board of Directors and Committee matters generally. If appointed, a Lead Director also would lead the Board and Committee self-evaluation process, as well as the annual evaluation of the Chief Executive Officer by the independent directors.

Except for our Chief Executive Officer, Mr. Rippey, our Board of Directors is composed entirely of independent directors. The Audit, Compensation and Governance Committees are composed solely of independent directors.

Director Succession Planning and Board Refreshment

The Governance Committee oversees and plans for director succession and refreshment of the Board to ensure a mix of skills, experience, tenure, and diversity that promote and support SunCoke Energy’s long-term strategy. In doing so, the Governance Committee takes into consideration the overall needs, composition and size of the Board, as well as the criteria adopted by the Board regarding director candidate qualifications.

Director Qualifications

The Governance Committee annually reviews the qualifications and experience of current directors and identifies specific competencies required in director-nominees. Director-nominees should have a proven record of professional success and leadership and demonstrate the highest personal and professional ethics, integrity and values. The Board of Directors also considers ethnic and gender diversity. Directors also are expected to devote sufficient time and effort to their duties as members of the Board of Directors.

Governance Committee Process for Director Nominations

The Governance Committee evaluates potential director candidates and makes recommendations to the Board of Directors. Candidates may be identified by current directors, by a search firm or by stockholders. The Governance Committee may engage the services of a third-party consultant to assist in identifying and screening potential candidates. The Governance Committee’s evaluation of a candidate generally includes inquiries as to the candidate’s reputation and background, examination of the candidate’s experience and skills in relation to the Board of Director’s requirements at the time, consideration of the candidate’s independence as measured by the Board of Director’s independence standards and any other considerations that the Governance Committee deems appropriate. Candidates should have a proven record of professional success and leadership and demonstrate the highest personal and professional ethics, integrity and values. Ethnic and gender diversity also are considered. At least annually, the Governance Committee reviews the criteria for the nomination of director candidates and approves changes to the criteria, as appropriate. Following its evaluation process, the Governance Committee recommends candidates to the full Board of Directors. The Board of Directors makes the final determination regarding a candidate based on its consideration of the Governance Committee’s recommendation. Candidates recommended by our stockholders will be evaluated on the same basis as candidates recommended by current directors, search firms, or third-party consultants.

Risk Oversight

In accordance with NYSE requirements, the Audit Committee charter provides that the Audit Committee is responsible for reviewing and discussing SunCoke Energy’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies. On a regular basis, our officers who are responsible for monitoring and managing SunCoke Energy’s risks, including our Chairman, President and Chief Executive Officer, our Senior Vice President and Chief Financial Officer and our Senior Vice President, General Counsel and Chief Compliance Officer, make reports to the Audit Committee. The Audit Committee, in turn, reports to the full Board of Directors. While the Audit Committee has primary responsibility for overseeing risk management, our entire Board of Directors is actively involved in overseeing risk management by engaging in periodic discussions with our officers as it may deem appropriate. In addition, each of our Committees considers the risks within its areas of responsibility.

For example, the Audit Committee focuses on risks inherent in our accounting, financial reporting and internal controls, and the Compensation Committee considers the risks that may be implicated by our executive compensation program. The Compensation Committee’s assessment of risk related to compensation practices is discussed in more detail in the Compensation Discussion and Analysis section of this proxy statement. We believe that the leadership structure of our Board of Directors supports its effective oversight of our risk management.

Executive Sessions of the Board

Our Board of Directors holds regular executive sessions in which the independent directors meet without any members of management present. The purpose of these executive sessions is to promote open and candid discussion among the independent directors. In accordance with applicable NYSE rules, our Chairman presides over the executive sessions of the independent directors. The independent directors met in executive sessions separate from management six times during fiscal 2018.

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines that address the following matters, among others: (1) Board of Directors composition and director qualifications; (2) operations of the Board of Directors; (3) responsibilities of the Board of Directors; and (4) Committee structure and responsibilities. These Corporate Governance Guidelines are posted on our corporate website at www.suncoke.com.

Review of Related Person Transactions

The Board of Directors has adopted a written policy that applies to interested transactions with related parties. For purposes of the policy, interested transactions include transactions, arrangements or relationships involving amounts greater than $100,000 in the aggregate in which a participant and a related person has a direct or indirect interest. Related persons are deemed to include executive officers, directors, director-nominees, owners of more than five percent of our common stock or an immediate family member of the preceding group. The policy provides that the Governance Committee is responsible for the review and approval of all such related person transactions.

The Governance Committee reviews the material facts of all interested transactions that require its approval and either approves or disapproves of the entry into the interested transaction, subject to certain exceptions described below. The policy prohibits any director from participating in any discussion or approval of an interested transaction for which such director is a related person, except that such director is required to provide all material information concerning the interested transaction to the Governance Committee. As part of its review and approval of a related person transaction, the Governance Committee considers, among other things, whether the transaction is made on terms no less favorable than terms that would be generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Our related person transactions policy also provides that certain interested transactions will have standing pre-approval from the Governance Committee. These include: (1) employment of executive officers if the compensation is disclosed in the proxy statement or approved by the Board of Directors or the Compensation Committee; (2) employment of an immediate family member of a director, director nominee or executive officer with compensation that does not exceed $120,000; (3) director compensation that is disclosed in the proxy statement; (4) transactions with companies where the business is less than the larger of $1 million or two percent of the other company’s total revenues; (5) certain charitable contributions; (6) transactions where all stockholders receive proportional benefits; (7) transactions involving competitive bids; (8) regulated transactions; (9) certain banking services; and (10) certain transactions available to all employees or third parties generally.

Director Attendance Policy

Directors are expected to attend Board of Directors meetings and meetings of Committees on which they serve, as well as our annual meeting of stockholders. All of our current directors attended our annual meeting of stockholders in fiscal 2018.

Indemnification Agreements

Our directors are asked to enter into individual Indemnification Agreements with SunCoke Energy when joining the Board of Directors. The Indemnification Agreement is the same for each director and provides contractual indemnification in addition to the indemnification provided in our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws. The Indemnification Agreement provides each director with indemnification to the fullest extent permitted by law. Subject to certain limitations and exceptions, the Indemnification Agreement provides, among other things, that we will indemnify each director against expenses, liabilities, losses, judgments, fines and amounts paid in settlement incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the director is or was our director or by reason of the fact that the director is or was serving at our request as a director, officer, manager, trustee, fiduciary, employee or agent of another entity, with certain stated exceptions. In addition, under the Indemnification Agreement, we are obligated to advance payment to each director for all expenses reasonably incurred by such director with respect to the events or occurrences specified above, provided that the director must repay the advanced expenses to the extent that it is ultimately determined that the director is not entitled to indemnification under the terms of the Indemnification Agreement.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our officers, directors and employees, including our Chairman, President and Chief Executive Officer, Senior Vice President and Chief Financial Officer, Vice President and Controller and other senior financial officers. The Code of Business Conduct and Ethics is posted on our corporate website at www.suncoke.com.

Board of Directors and Committee Evaluations

Our Board recognizes that a robust and constructive Board and committee evaluation process is an essential component of board effectiveness. As such, our Board and each of our committees conduct an annual evaluation, which includes a qualitative assessment by each director of the performance of the Board and the committee or committees on which the director sits. The Governance Committee oversees the evaluation process.

Communications with the Board

Stockholders and other interested persons may communicate any concerns they may have regarding SunCoke Energy to the attention of the Board of Directors or to any specific member of the Board of Directors, including the Chairman, by writing to the following address:

SunCoke Energy, Inc.

c/o Corporate Secretary

1011 Warrenville Road, Suite 600

Lisle, Illinois 60532

Communications directed to the independent directors as a group should be sent to the attention of the Chairman, c/o the Corporate Secretary, at the address indicated above. Any stockholder or other interested person who has a particular concern regarding accounting, internal accounting controls or other audit matters that he or she wishes to bring to the attention of the Audit Committee of the Board of Directors may communicate those concerns to the Audit Committee or its Chair, c/o the Corporate Secretary, using the address indicated above.

DIRECTOR COMPENSATION

The compensation program for our independent directors is designed to attract experienced and highly qualified directors, provide appropriate compensation for their time, efforts, commitment and contributions to SunCoke Energy and our stockholders and align the interests of the independent directors and our stockholders.

Annual Retainer

SunCoke Energy does not pay meeting fees. The table below summarizes the current structure of the independent director compensation program for SunCoke Energy’s independent directors, with the exception of Mr. Bledsoe, whose compensation is described in further detail below:

BOARD SERVICE
Annual Retainer (Cash Portion)	$80,000
Annual Retainer (Stock Portion)	$115,000

COMMITTEE SERVICE
Annual non-executive Chairman Retainer	$80,000
Annual Lead Director Retainer (if applicable)	$30,000
Annual Committee Chair Retainers:
• Audit Committee Chair	$25,000
• Compensation Committee Chair	$15,000
• All Other Committee Chairs	$10,000
Annual Audit Committee Member Retainer	$10,000

Retainer Stock Plan

The SunCoke Energy, Inc. Retainer Stock Plan for Outside Directors, or Retainer Stock Plan, provides for the payment of a portion of the independent directors’ annual retainer in the form of our common stock. The Retainer Stock Plan also allows each independent director to elect to receive payment of all or a portion of his or her cash retainer(s) in the form of our common stock. Payments pursuant to the Retainer Stock Plan are made quarterly in the number of shares of our common stock determined by dividing one-fourth of the aggregate portion of the annual retainer payable in our common stock by the average closing price for a share of our common stock for the ten trading days on the NYSE immediately prior to the payment date.

Director’s Deferred Compensation Plan

The SunCoke Energy, Inc. Directors’ Deferred Compensation Plan, or Directors’ Deferred Compensation Plan, permits independent directors to defer a portion of their stock and cash compensation. Each independent director has the option to designate his or her deferred compensation as share units, cash units or a combination of both. Cash units accrue interest at a rate set annually by the Governance Committee. A share unit is treated as if it were invested in shares of our common stock, but it does not have voting rights. If share units are chosen, dividend equivalents are credited in the form of additional share units. Payments of compensation deferred under the Directors’ Deferred Compensation Plan will be made at, or commence on, January 15 of the calendar year following the calendar year in which an independent director ceases to provide services to SunCoke Energy, with any successive annual installment payments to be made no earlier than January 15 of each such year. Share units are settled in cash based upon the average closing price for a share of our common stock for the ten trading days on the NYSE immediately prior to the payment date.

Director Stock Ownership Guidelines

Each independent director is expected to own a number of shares of our common stock having an aggregate market value equal to at least five times the independent director’s annual cash retainer. SunCoke common share units that are credited to an independent director’s deferred compensation account under the Directors’ Deferred Compensation Plan will be counted for purposes of determining compliance with these guidelines. Once the applicable guideline ownership level has been attained, compliance will not otherwise be affected by a subsequent decline in the trading price of SunCoke common stock. Our directors are allowed a five-year phase-in period to reach their respective stock ownership goals in order to comply with the applicable guidelines. As of December 31, 2018, all of our independent directors were in compliance with the guidelines. Mr. Peiser was appointed as an independent director effective March 7, 2016, and Ms. Landahl was appointed as an independent director effective September 1, 2017. Each of Mr. Peiser and Ms. Landahl will have five years in which to meet their respective stock ownership goals.

Director Compensation Table

The following table sets forth the compensation paid by SunCoke Energy, Inc. to its independent directors in fiscal 2018:

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Andrew D. Africk (3)	48,125	75,625	—	—	—	—	123,750

Alvin Bledsoe (4)	83,558	89,154	—	—	—	—	172,712

Robert J. Darnall (5)	—	—	—	—	—	—	—

Peter B. Hamilton	82,885	111,442	—	—	—	—	194,327

Susan R. Landahl	79,551	111,442	—	—	—	—	190,993

Karen B. Peetz (6)	—	—	—	—	—	—	—

Robert A. Peiser	87,885	111,442	—	—	—	—	199,327

John W. Rowe	156,218	111,442	—	—	—	—	267,660

James E. Sweetnam	82,885	111,442	—	—	—	—	194,327

(1)

The amounts in this column include all cash retainers paid, or deferred pursuant to the Directors’ Deferred Compensation Plan. Mr. Sweetnam deferred his cash compensation into the Directors’ Deferred Compensation Plan in the form of cash units, credited with interest at an annual rate of 3.10%.

(2)

The amounts in this column represent the grant date fair value of the stock retainer payments paid to each director in fiscal 2018 as of the date of each quarterly payment, calculated pursuant to FASB ASC Topic 718. The number of shares granted to each non-employee director was determined by dividing the applicable quarterly stock retainer payment by the average closing price of a share of common stock for the ten trading days preceding the date of grant. Messrs. Bledsoe, Rowe and Sweetnam and Ms. Landahl each deferred their respective stock retainers into the Directors’ Deferred Compensation Plan.

(3)	Mr. Africk resigned from our Board of Directors on August 7, 2018 to focus on other professional commitments. His departure did not arise from any disagreement with SunCoke Energy or its management.

(4)	On September 1, 2017, Mr. Bledsoe was appointed to chair the Audit Committee of SunCoke Energy Partners GP LLC, the general partner of SunCoke Energy Partners, L.P., our sponsored master limited partnership, whose common units representing limited partner interests, are publicly traded on the NYSE. Since then, Mr. Bledsoe also has continued to serve in his role as Chair of SunCoke Energy’s Audit Committee. However, in connection with his appointment to the Audit Committee of SunCoke Energy Partners GP LLC, Mr. Bledsoe became eligible to participate in the SunCoke Energy Partners, L.P. Long-Term Incentive Plan, as an independent director of the general partner. As a consequence, Mr. Bledsoe receives an equity retainer paid pursuant to such plan. The table below sets forth the total value (cash and equity) of Mr. Bledsoe’s annual independent director compensation paid by SunCoke Energy Partners GP LLC:

SunCoke Energy Partners GP LLC (“SXCP GP”)

• Annual Retainer (Cash Portion)	$52,000

• Annual Retainer (Equity Portion)	$68,000

SUBTOTAL (Base Retainers Only)	$120,000

• Audit Committee Chair Retainer (Cash)	$20,000

TOTAL	$140,000

(5)

Mr. Darnall retired from SunCoke Energy’s Board of Directors effective May 4, 2017. During his tenure on our Board of Directors, Mr. Darnall had elected to defer a portion of his compensation into the Directors’ Deferred Compensation Plan. In accordance with the terms of such election, Mr. Darnall is receiving payment in cash, in three successive and approximately equal annual installments, of the compensation credited to his deferred compensation account. The second of these three cash installment payments to Mr. Darnall, in the amount of $35,308.53 was made on January 22, 2019.

(6)

Ms. Peetz resigned from SunCoke Energy’s Board of Directors effective February 18, 2016. During her tenure on our Board of Directors, Ms. Peetz had elected to defer both her cash and stock compensation into the Directors’ Deferred Compensation Plan. In accordance with the terms of such election, Ms. Peetz is receiving payment in cash, in three successive and approximately equal annual installments, of the compensation credited to her deferred compensation account. The third and final cash installment payment to Ms. Peetz, in the amount of $234,514.73, was made on January 22, 2019.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated in the Annual Report on Form 10-K for the year ended December 31, 2018.

Members of the Compensation Committee:

•	Robert A. Peiser (Chair)

•	James E. Sweetnam

•	Andrew D. Africk (through August 9, 2018)

•	Peter B Hamilton (beginning August 9, 2018)

Compensation Discussion and Analysis (“CD&A”)

This CD&A describes the material elements of the 2018 compensation and benefit programs for our named executive officers, or NEOs. Our NEOs for 2018, which consist of those executive officers who appear in the Summary Compensation Table, were:

(1)	Michael G. Rippey, President and Chief Executive Officer;

(2)	Fay West, Senior Vice President and Chief Financial Officer;

(4)	P. Michael Hardesty, Senior Vice President Commercial Operations, Business Development, Terminals and International Coke;

(5)	Katherine T. Gates, Senior Vice President, General Counsel and Chief Compliance Officer;

(6)	Gary P. Yeaw, Senior Vice President, Human Resources

The CD&A is organized into six sections:

SECTION 1 -- EXECUTIVE SUMMARY

SECTION 2 -- OUR COMPENSATION PHILOSOPHY

SECTION 3 -- ELEMENTS OF EXECUTIVE COMPENSATION

SECTION 4 -- ROLE OF MANAGEMENT, COMPENSATION CONSULTANTS AND

                             MARKET DATA

SECTION 5 -- PAY MIX, OPPORTUNITY AND LEVERAGE

SECTION 6 -- OTHER COMPENSATION INFORMATION

SECTION 1 -- EXECUTIVE SUMMARY

SunCoke Energy delivered strong financial results in 2018 that significantly exceeded 2017 results. Looking at our two primary financial measures, which are components of our Annual Incentive Plan, adjusted EBITDA for the year was approximately $263.2 million, an increase of $28.5 million, or 12%, over 2017. Operating Cash Flow was $185.8 million, a 25% improvement over 2017. From an operating perspective, we improved our safety performance, and our environmental performance met or exceeded our goals.

Importantly, we executed the next phase of our Indiana Harbor oven rebuild campaign by rebuilding 67 ovens. To date, we have successfully completed rebuilds on approximately 80% of the facility with the final phase expected to be completed in 2019. Indiana Harbor finished the year with $15.2 million of Adjusted EBITDA, an increase of approximately $34 million, and realized an increase of over 130 thousand tons of production compared to 2017. Adjusted EBITDA across our domestic coke segment increased approximately $19 million, or 10%, to $207.9 million.

EBITDA for our Logistics business increased $1.8 million to $72.6 million, due to record Convent Marine Terminal throughput volumes. In 2018, Convent Marine Terminal handled over 12.2 million tons, including over 11 million tons for its coal export customers. Additionally, we continued to grow and diversify our Logistics customer base through increased volumes of pet coke and aggregates.

Our Corporate and other costs were $35.7 million, an improvement of $7.5 million, or 17%, as compared to 2017. We have realized significant year-over-year improvement through streamlining our organization and remaining cost disciplined.

The following chart illustrates our historical earnings, cash generation and Total Shareholder Return (TSR) over the last five years:

For a reconciliation of Adjusted EBITDA, a non-GAAP measure, to net income and net cash provided by operating activities, which are its most directly comparable financial measures calculated and presented in accordance with GAAP, please refer to Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2018.

Stockholder Engagement

The Company has historically engaged with its largest actively managed stockholders on a regular basis. Feedback from stockholders and the Directors who joined the Board since 2016 was considered in a number of the changes made in recent years, including the changes made to our long-term incentive award structure, the restructuring of the CEO’s compensation and changes made to the peer group. Importantly, in 2018, the Company held discussions with its largest actively managed investors and received no material comments or recommendations on executive compensation.

SECTION 2 -- OUR COMPENSATION PHILOSOPHY

The principles of our compensation strategy are tied to increasing stockholder value over the long-term and are as follows:

•

Our compensation structure has a strong performance orientation, with a significant portion of pay at risk based on performance. The level of pay at risk increases progressively at positions of greater responsibility.

•	Our compensation levels use the median of the market as a reference point, with flexibility for individual experience and performance.

•	The market is defined by reference to general industry, as well as a specific peer group.

•	Leadership compensation is aligned with stockholders’ interests, and leadership will be rewarded when the interests of stockholders are advanced.

•	The compensation structure supports our need to attract and retain top level talent, individuals with critical skills and top performers.

•	We provide competitive benefits in a manner that emphasizes flexibility and the avoidance of legacy liabilities. For example, our NEOs have no defined benefit pension plan or retiree medical plan.

Below we summarize certain executive compensation practices that we have implemented, and other practices that we have avoided:

WHAT WE DO:

✓     Tie a high percentage of executive pay to performance

✓     Establish measurable goals and objectives in the beginning of the performance period for performance-based grants

✓     Structure our compensation programs to avoid incentives to take excessive risk

✓     Maintain “double-trigger” vesting provisions on severance and equity upon a change in control

✓     Pay dividends or dividend equivalents on share unit awards only to the extent shares are earned and vested

✓     Review “tally sheets” that illustrate the total payment from all programs to executives under certain termination scenarios

✓     Require our executive officers and directors to hold Company stock pursuant to stock ownership guidelines

✓     Have a recoupment, or “claw back,” policy

✓     Prohibit the following activities by executive officers or directors:

o     Hedging transactions and/or short sales involving Company stock

o     Pledging Company stock or depositing or holding Company stock in a margin account

✓     Rely on the advice of an independent compensation consultant who provides no other services to the Company

WHAT WE DON’T DO:

×     No perquisites, other than partial commutation allowances in lieu of relocation

×     No tax gross-ups, including on change in control payments

×     No re-pricing or cash buyout of out-of-the-money stock options

×     No individual employment contracts or change in control agreements

×     No inclusion of the value of equity awards in pension or severance calculations

SECTION 3 -- ELEMENTS OF EXECUTIVE COMPENSATION

Our 2018 compensation program emphasized performance-based compensation that promoted the achievement of short- and long-term business objectives that were aligned with our business strategy and rewarded performance when those objectives were met. The basic elements of our compensation program are as follows:

Base Salary: Base salary is intended to provide a certain level of fixed cash pay that compensates an executive for job performance and reflects the scope and level of responsibilities for each role. Competitive salary helps to recruit and retain executives.

Annual Cash Incentives: Annual cash incentives are paid after the end of each year based on the level of attainment of performance goals. This component promotes achievement of our annual business objectives. The use of four metrics, which include financial (Adjusted EBITDA and operating cash flow), safety, and environmental measures, provides a holistic view of performance, which balances financial and operational performance while limiting reliance on any one metric, which could encourage excessive risk-taking.

Long-Term Incentives: These awards are designed to provide a strong incentive for executives to pursue business strategies intended to increase our stock price and thus provide strong alignment with stockholders’ interests. These awards also promote executive retention. Generally, when equity is awarded, restricted share units and stock options vest ratably over three years. In addition, the performance share units vest on the third anniversary of the date of grant, if certain performance goals are met.

SECTION 4 -- ROLE OF MANAGEMENT, COMPENSATION CONSULTANTS AND MARKET DATA

Role of Management

Each year, the Board of Directors establishes measurable performance goals and objectives for the CEO and the Company, and reviews and evaluates the CEO’s performance considering these goals and objectives. The Compensation Committee annually provides a recommendation to the full Board regarding the compensation levels and incentive payouts applicable to the CEO, based upon the Board’s review and assessment of the CEO’s performance and after consultation with the Company’s independent compensation consultant. In its review of the incentive components of CEO compensation, the Compensation Committee also may consider many factors, including, but not limited to, the Company’s performance and relative stockholder return, the value of similar incentive awards to CEOs at comparable companies, and the awards given to the CEO in past years. The Board then makes a determination regarding CEO compensation after considering the Compensation Committee’s recommendations. The Compensation Committee and the CEO also discuss the financial metrics to be used to measure the performance of the Company and its business units.

The CEO reviews the performance of our NEOs, other than himself, and makes recommendations to the Compensation Committee with respect to their compensation, including salary, annual cash incentive opportunities and grants of long-term incentive awards. The Compensation Committee reviews and determines the compensation of these executives after considering the CEO’s input and recommendations, consultation with the Company’s independent compensation consultant, and its own judgment of each executive’s performance during the period. The CEO attends Compensation Committee meetings, but is not present for, and does not participate in, discussions concerning his own compensation. In addition, the CEO does not attend the executive sessions of the Compensation Committee.

Compensation Consultant

Under its charter, the Compensation Committee has the sole authority to retain and terminate any compensation consultant used in the evaluation of executive compensation, and to approve the retention terms of the consultant, including fees. Since 2011, the Compensation Committee has retained Compensation Advisory Partners, (“CAP”), an independent compensation consulting firm, to provide advice on executive compensation matters. Pursuant to the NYSE listing standards, the Compensation Committee regularly reviews the consultant’s independence relative to key factors, including: (i) whether the consultant provides any other services to the Company; (ii) the amount of fees paid relative to the total revenue of the firm; (iii) policies in place to prevent conflicts of interest; (iv) any personal or business relationships with members of the Compensation Committee; (v) ownership of SunCoke stock and (vi) any personal or business relationships with executive officers. Based on its assessment, the Compensation Committee concluded that CAP is independent and that no conflicts of interest exist.

CAP provides advice on emerging trends, competitive pay levels and regulatory developments as they relate to executive compensation. CAP’s services included evaluating our NEO total compensation competitive positioning, developing our compensation peer group, assisting in our annual and long-term incentive plan design, assessing potential risks in our incentive plans and assisting in the preparation of this CD&A. CAP performs no other work for us.

Market Data

We operate in a unique sector of the industry, with no public companies that are direct competitors. The market data that the Compensation Committee considers when making executive compensation decisions is based in part on information from national surveys conducted by Willis Towers Watson, Mercer and Equilar. During 2018, the SunCoke Energy survey data was a blend of general industry survey data for companies with revenues of between $1 billion and $3 billion for Willis Towers Watson and Mercer, and $1 billion to $5 billion for Equilar.

To supplement the survey data when making compensation decisions, management recommended, and the Compensation Committee has approved, a peer group of 16 companies. Unlike many companies, the nature of SunCoke’s long-term take or pay contracts, which pass through commodity and certain operating costs to customers, makes revenue less relevant. As a result, the Company uses EBITDA as the primary financial metric in selecting companies from comparable industries, rather than revenue. Selected companies generally fall within the range of one-third to three times SunCoke’s EBITDA; however, the Compensation Committee also considers other financial metrics, including market capitalization, enterprise value and revenue in making the final determination of peer companies. In 2018, Westmoreland Coal Company was removed due to its low market capitalization, and Headwaters Incorporated was removed due to its acquisition by another company.

The approved compensation peer group included the following companies:

Company	2018 EBITDA (millions)	3-Year EBITDA (millions)	2018 Revenue (millions)	Market Cap. at 12/31/18 (millions)	Enterprise Value at 12/31/18 (millions)	Primary Industry
Cleveland-Cliffs Inc.	$778	$1,535	$2,332	$2,292	$3,710	Steel
AK Steel Holding Corporation	$636	$1,786	$6,818	$710	$3,038	Steel
Cabot Corporation	$529	$1,489	$3,242	$2,578	$3,557	Commodity Chemicals
Allegheny Technologies Incorporated	$485	$937	$4,047	$2,736	$4,238	Steel
Eagle Materials Inc.	$412	$1,109	$1,387	$2,857	$3,478	Construction Materials
Kraton Corporation	$385	$1,017	$2,012	$698	$2,255	Specialty Chemicals
Minerals Technologies Inc.	$348	$1,049	$1,808	$1,810	$2,689	Specialty Chemicals
Worthington Industries, Inc.	$299	$845	$3,582	$1,984	$2,759	Steel
Carpenter Technology Corporation	$299	$731	$2,158	$1,687	$2,219	Steel
Ferro Corporation	$231	$605	$1,612	$1,306	$2,122	Specialty Chemicals
Schnitzer Steel Industries, Inc.	$195	$370	$2,365	$565	$672	Steel
Koppers Holdings Inc.	$174	$523	$1,710	$349	$1,342	Commodity Chemicals
U.S. Concrete, Inc.	$171	$485	$1,506	$593	$1,320	Construction Materials
Quaker Chemical Corporation	$124	$337	$868	$2,370	$2,324	Specialty Chemicals
Materion Corporation	$59	$216	$1,208	$911	$876	Diversified Metals and Mining
Cloud Peak Energy Inc.	$59	$254	$832	$28	$325	Coal and Consumable Fuels

75th Percentile	$430	$1,064	$2,584	$2,311	$3,148
Median (n=16)	$299	$788	$1,910	$1,496	$2,290
25th Percentile	$178	$456	$1,476	$672	$1,337

SunCoke Energy, Inc.	$263	$717	$1,451	$554	$1,447	Steel
Percent Rank	44%	46%	24%	13%	28%

Source: S&P Capital IQ Database as of March 1, 2019.

Notes: Companies are sorted in descending order based on EBITDA.

Based on 2016-2018 EBITDA, SunCoke was positioned at the 46th percentile of the peer group.

SECTION 5 -- PAY MIX, OPPORTUNITY AND LEVERAGE

The total direct compensation opportunity for each NEO in 2018 was based on the NEO’s annual salary rate, annual target cash incentive award opportunity and annual target long-term incentive award opportunity. In making its decisions, the Compensation Committee considered both the Peer Group and General Industry survey data for each NEO’s position. The Compensation Committee retained the flexibility to adjust compensation levels based upon other factors such as individual experience and performance.

Our philosophy is to drive a performance-oriented culture. To this end, performance-based compensation makes up a meaningful portion of each NEO’s compensation as demonstrated in the chart below. We consider the compensation we pay through annual cash incentives under the Annual Incentive Plan, or AIP, and long-term equity grants under the Long-Term Performance Enhancement Plan, or LTPEP, to be performance-based.

These percentages are based on each current NEO’s salary, annual and long-term incentive targets for 2018.

Base Salary

Base salary is the only fixed portion of total direct compensation for our NEOs. We focus on setting base salaries that are competitive with the market, though actual positioning may vary based on factors such as individual performance, responsibilities associated with the position, experience in the position and more broadly, internal equity and the competitive market at the time of recruitment.

Since Mr. Rippey was hired in December 2017, no adjustments to his compensation were made during 2018. Mr. Rippey’s 2018 total direct compensation of $3,500,000 at target was 29.3% below the Peer Group CEO median and 29.6% below the General Industry survey median for CEOs. Ms. West’s base annual salary was increased to $475,000 effective March 6, 2018. This increased her total direct compensation at target to $1,473,000, which was 16.7% below the Peer Group and 6.7% above the General Industry survey median for Chief Financial Officers. Mr. Hardesty’s base annual salary was increased to $405,000 effective March 6, 2018. This increased his total direct compensation at target to $1,094,000, which was 35.8% below the Peer Group data for the third highest paid executive and 1.9% below the Peer Group median for a 50/50 blend of the COO and top sales executive. Ms. Gates’ base annual salary was increased to $405,000 effective March 6, 2018. This increased her total direct compensation at target to $1,053,000, which was 18.4% below the Peer Group median for General Counsels and 5.8% above the General Industry survey median for General Counsels. There were no adjustments to Mr. Yeaw’s compensation in 2018. His total direct compensation at target was 33.4% below the Peer Group median for Chief Human Resource officers and 19.7% above the General Industry survey median for Chief Human Resource Officers.

Annual Cash Incentive Awards

Overview: The NEOs participated in the SunCoke Annual Incentive Plan, or AIP, which is a performance-based annual cash incentive plan designed to promote the achievement of our annual business objectives by providing competitive incentive opportunities to executives who can significantly impact our performance. The payout under the AIP for each NEO is based on a combination of financial and operating goals, as well as individual performance. An executive’s annual incentive payment, if any, may not exceed 200% of his or her target incentive opportunity and is determined by the following formula:

Payout = Base Salary x Target Incentive Opportunity x Company Payout Factor x Individual Performance Factor

Target Incentive Opportunity: Each executive has a target incentive opportunity that is expressed as a percentage of salary. The targets for NEOs (other than Mr. Rippey) decreased from the 2017 targets by 25-50% due to a reversal of the shift in value from long-term awards to the annual incentive awards, which occurred in 2016. The 2018 target incentives for our NEOs at year-end were as shown in the table below.

NEO	Annual Base Salary	Target Incentive as % of Salary
Mr. Rippey	$750,000	100%
Mr. Rippey	$750,000	100%
Ms. West	$475,000	70%
Mr. Hardesty	$405,000	70%
Ms. Gates	$405,000	60%
Mr. Yeaw	$375,000	50%

For 2018, the AIP used the following corporate performance goals. The goals and weights are unchanged from 2017:

Metric	Weighting	Rationale and Definition
Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (Adj. EBITDA)	70%

Adjusted EBITDA was selected as the primary measure since we believe it best aligns with key measures of our business strategy and strongly correlates with stockholder value creation.

As defined in Item 8 of the Company’s Form 10K, Adjusted EBITDA is earnings before interest, (gain) loss on extinguishment of debt, taxes, depreciation and amortization (“EBITDA”), adjusted for impairments, coal rationalization costs, changes to our contingent consideration liability related to our acquisition of CMT, the expiration of certain acquired contractual obligations, and loss on disposal of our interest in the Visa SunCoke joint venture.

Operating Cash Flow	10%	Operating cash flow measures the cash generated by our business activities. The cash generated by our business activities includes receipts from customers and payments for operating expenses.

Safety Performance	10%

Safety performance consists of an all-company target (Coke, Corporate and Logistics), which is measured using the regulatory (Occupational Safety and Health Administration and Mine Safety and Health Administration) Recordable Incident Rate or TIR (actual recordable incidents x 200,000, which is the approximate number of hours a person works each year multiplied by 100, divided by total man-hours worked). In addition, to achieve performance more than 100%, there must be no high severity incidents. High severity is defined as any injury: a) requiring immediate hospitalization for five or more days for treatment (admissions for observatory purposes only do not apply), b) resulting in 90 days or more away from work or restricted time, or c) resulting in a fatality. The maximum payout on safety performance is 150%.

Environmental Performance	10%

Environmental performance is determined by a comprehensive assessment of (i) venting levels relative to each plant’s operating permit; (ii) the number of “deviations,” which are defined as noncompliance with an Environmental Protection Agency air permit term; (iii) compliance with the Consent Decree at our Haverhill and Granite City locations; and (iv) various other factors, including satisfactory progress to resolve notices of violation at our facilities. In conducting its assessment of these factors, the Compensation Committee does not use a formulaic approach, but applies its judgment as to whether and at what level they have been satisfied. The maximum payout on environmental performance is 150%.

The following table sets forth the quantitative performance goals for 2018 and the approved performance result as a percentage of target. The threshold, or 0% achievement, is typically set at a level that would represent minimum acceptable performance by the Company in the context of the business conditions and other challenges facing the Company. The target, or 100% achievement, is set at a level that would represent performance that is more demanding, but still attainable. The maximum is set at a level that would represent extraordinary performance. The 100% achievement factor for financial metrics is set at the level of the Board approved operating plan. The 85% payout level is set consistent with lower external guidance to investors, and the 115% is set based on symmetry to lower guidance. The threshold (0%) and maximum (200%) achievement factors represent 80% and 120% of the target level performance. Safety and environmental metrics are based on long-term performance relative to available external metrics, with an expectation of continuous improvement, and each has a maximum payout of 150%. The 2018 Adjusted EBITDA target represented a 6.4% improvement over 2017 performance. The operating-cash flow target was increased 6.0% over the 2017 target.

In approving the final payout of the 2018 Annual Incentive, the Compensation Committee, in its discretion, considers potential adjustments to the results. These adjustments, which can be positive or negative, may include unbudgeted initiatives that will have a benefit in future periods or are deemed in the best interests of stockholders, as well as items which were unplanned and uncontrollable. The net effect of the 2018 adjustments increased the approved Company payout by 0.6%. Details on the adjustments follow.

Adjusted EBITDA was increased by $900K to reflect the impact of severance costs related to various staff position eliminations. In addition, the Compensation Committee excluded the positive impact of a decrease in Black Lung reserves from legacy operations of $2.6 million. This is consistent with the treatment of Black Lung reserve changes in prior years. This positive impact was partially offset by legal settlement costs of $2.0 million related to legacy coal operations.

During 2018, a clerical error was discovered in the calculation of hours used to determine the 2017 safety Recordable Incident Rate (TIR), which was a component of the 2017 AIP award. The 2018 NEO awards have been adjusted down to reflect the reduction in the 2017 award had the correct TIR been used. The amount of these adjustments are: Ms. West $(23,736); Mr. Hardesty $(17,157); Ms. Gates $(13,889); and Mr. Yeaw $(12,094).

Based on the Company’s Adjusted EBITDA, cash flow and operational performance, as well as the executive team’s actions to reduce costs and support the transition in CEO, the Compensation Committee approved an individual performance factor of 100% for each NEO (no upward or downward individual adjustment).

The total bonus amounts paid to each NEO for 2018 were:

NEO	2018 Target AIP Amount	2018 AIP Payout Amount
Mr. Rippey	$750,000	$884,250
Ms. West	$332,500	$368,282
Mr. Hardesty	$283,500	$317,090
Ms. Gates	$243,000	$272,608
Mr. Yeaw	$187,500	$208,969

Long-Term Performance Enhancement Plan (LTPEP)

Equity awards under the LTPEP are designed to align the executives’ compensation with the interests of stockholders by creating a direct linkage between the executives’ rewards and stockholders’ gains, provide management with the ability to increase equity ownership in SunCoke Energy, provide competitive compensation opportunities that can be realized through attainment of performance goals and provide an incentive to attract and retain executives. There are three elements to our long-term incentive program:

Performance Share Units. Performance share units, or PSUs, represent rights to receive shares of Company common stock, with vesting conditioned upon the attainment of performance goals established by the Compensation Committee for the applicable performance period, as well as the participant’s continued employment with SunCoke.

Restricted Share Units. Restricted share units, or RSUs, represent rights to receive shares of Company common stock, with vesting conditioned upon continued employment with the Company through the end of the applicable restriction period. RSU awards generally vest ratably over three years on each anniversary of the grant date.

Stock Options. Stock options are a form of compensation that allows the executive to purchase SunCoke Energy common stock at a fixed price (typically the closing price on the date of grant) within a specified period. The number of stock options granted is determined by dividing the value to be granted by the option’s value based on a Black-Scholes model. The options generally vest ratably over three years on each anniversary of the grant date.

Each year, the Compensation Committee evaluates the appropriate compensation mix and reviews the Peer Group and General Industry survey data regarding the typical mix of medium- and long-term incentive awards. Based upon the NEO’s long-term incentive target and position, and factoring in Peer Group practices as well as our compensation philosophy, the Compensation Committee determines the appropriate mix of equity vehicles for each executive as well as the target long-term incentive compensation as a percentage of base salary. In 2018, we discontinued the use of performance stock options to reflect market practice. Our 2018 long-term incentive awards were a mix of performance share units, restricted share units and at-market stock options.

The Compensation Committee determines the performance metrics for the long-term awards based on the financial measures most relevant to the Company’s performance and generation of long-term value for stockholders. SunCoke’s largest business, the production of metallurgical coke, is a capital-intensive business with long-term “take or pay” contracts with steel producers. Our share price experiences significant volatility caused, in part, by industry factors, including steel imports, steel prices and the outlook and viability of our customers. Our revenue is largely determined by coal prices for which we are not at risk based on the structure of our take or pay contracts. Therefore, the Compensation Committee determined that the two most important drivers of long-term performance are cumulative Adjusted EBITDA and pre-tax Return on Invested Capital. A TSR modifier is also part of the metrics in order to partially adjust the award value to reflect shareholder return, regardless of the underlying generation of Adjusted EBITDA or ROIC.

Our long-term incentive awards are subject to other terms and conditions set forth in the applicable award agreements. In February 2018, the Compensation Committee made equity awards to the NEOs other than the CEO (Mr. Rippey received an award in December 2017 shortly after his hire date). The allocation was 20% at-market stock options, 20% restricted stock and 60% PSUs. In 2018, NEOs received the following long-term incentive awards, with an aggregate target value based on a closing share price of $10.49 on the date of the grant:

Ms. West          $644,000

Mr. Hardesty    $380,000

Ms. Gates        $380,000

Mr. Yeaw          $281,250

The PSU grants have a three-year performance period, beginning on January 1, 2018 and ending on December 31, 2020. The two primary performance metrics, which are each weighted 50%, and goals for the grants were:

Metric	Threshold 0%	Target 100%	Maximum 200%
Cumulative Adjusted EBITDA	$700M	$800M	$900M
Average Pre-Tax ROIC (Coke, Logistics & Unallocated Corporate)*	8%	11%	14%

*

The Pre-Tax ROIC target for 2018 - 2020 was adjusted from 12% to 11% to account for the decrease in deferred tax liabilities, which impacts invested capital. In December 2017, the Federal Government passed the Tax Reform Act, which reduced the Company’s deferred tax liabilities and increased invested capital, which in turn reduces pre-tax ROIC.

In addition, the award contains a modifier that can increase or decrease the award by up to 25% based on the Company’s Total Shareholder Return (TSR) performance over the three-year performance period relative to the NASDAQ Iron & Steel Index. In the event that the Company’s TSR at the end the performance period is negative, the award cannot vest at more than 100% of target units, regardless of cumulative Adjusted EBITDA or pre-tax ROIC performance. Performance between threshold, target or maximum levels will be determined by straight line interpolation. The payout is capped at 250% of the target units. The Compensation Committee determines the level of achievement of the goals after the end of the performance period.

2016-2018 PSU Award

The three-year performance period for PSUs awarded in 2016 ended on December 31, 2018. Ms. West, Mr. Hardesty, Ms. Gates and Mr. Yeaw received a payout. The payout for the PSUs was based 50% on TSR versus the S&P 600, and 50% based on achievement of pre-tax ROIC for the Coke and Logistics businesses plus unallocated corporate income versus target pre-tax ROIC. In addition, the pre-tax ROIC performance is multiplied by two if the share price exceeds $9.00 for at least 15 trading days during the performance period, which represents a 236% increase over the grant price. Given the increase in our share price performance, this multiplier was satisfied. Based upon performance as shown in the following table, the NEOs received 127.46% of the target PSU grant and accumulated dividends.

SunCoke 2016-2018 Performance Share Metrics - TSR (Weighted 50%)

		Threshold	Target	Maximum
	% of Award	0%	100%	200%	Performance	Performance Payout %	Adjusted Weight
Avg 3 year SXC TSR VS 3 Year S&P 600 (2016- 2018)	50%	25th Percentile	50th Percentile	75th Percentile	93.30%	200.0%	200.00%
Performance between threshold, target and maximum will be adjusted proportionately					Final TSR Payout %		200.00%

3 Year TSR Calculation: ((10 Day closing average - 10 day opening average) + dividends paid)) / 10 day opening average
SunCoke 2016-2018 Performance Share Metrics - ROIC (Weighted 50%)

		Threshold	Target	Maximum
	% of Award	0%	100%	200%	Performance	Performance Payout %	Adjusted Weight
3 year avg pre-tax return on capital (ROIC) - Coke, Logistics and UC	50%	10.0%	13.0%	16.0%	10.82%	27.4%	27.43%
2x Stock Price Multiplier- stock must hit $9 for any 15 days during performance period, capped at 200% for ROIC					Yes	200%	54.87%
Performance between threshold, target and maximum will be adjusted proportionately					Final ROIC Payout %		54.87%
					Final PSU Award Payout		127.43%

In approving the final payout of the 2016 PSU Award, the Compensation Committee approved adjustments to pre-tax ROIC that were consistent with our general principles of how to treat unusual items as they occur. The net effect of these adjustments increased the approved pre-tax ROIC performance from 8.98% to 10.82%. Details on the adjustments follow:

In calculating the pre-tax ROIC, the Compensation Committee adjusted for the impact of changes to the Company’s deferred tax liabilities, which impact invested capital. In early 2017, the Company received an adverse ruling on the tax qualification of SunCoke Energy Partners, L.P., our master limited partnership (‘MLP”), which increased our deferred tax liability and would have increased pre-tax ROIC. In December 2017, the Federal Government passed the Tax Reform Act, which reduced the Company’s deferred tax liabilities and would have reduced pre-tax ROIC. The Committee chose to adjust for the impact of these unplanned tax events. The net effect of these two adjustments increased pre-tax ROIC over the performance period by 0.2%.

Operating Income was adjusted for the effect of costs transferred to the Jewell Coke plant in connection with the divestiture of the Company’s coal operations. These costs included shared administrative costs, as well as coal handling, blending and price adjustments that were transferred to the Coke plant in the amount of $6.4 million in 2016, ($0.8 million) in 2017 and $0.8 million in 2018.

The Compensation Committee excluded the impact of the Board-approved transaction whereby ArcelorMittal redeemed SunCoke’s preferred and common equity interest in Sol Coqueria Tubarao

S.A. for $41.0 million in consideration. This transaction, which was not anticipated when the targets were determined, negatively impacted Operating Income by $4.4 million in each year, but was an attractive transaction for stockholders.

During 2017, the Company initiated discussions to purchase the outstanding units of SunCoke Energy Partners, L.P. While management and the Board of Directors continue to believe in the merits of a combined SunCoke structure, ultimately the Company could not agree upon terms with the Conflicts Committee of SunCoke Energy Partners’ Board of Directors. Legal and investment banking costs in the amount of $2.1 million related to this and other transactions, which were not concluded at that time, have been excluded from the Operating Income calculation.

Finally, the Compensation Committee excluded the impact of accelerated depreciation in the cumulative amount of $53.2 million associated with the rebuild of ovens at the Indiana Harbor Coke Plant and re-plating of spray dryer absorber equipment at our Middletown and Haverhill cokemaking facilities. These projects will increase the future productivity and reliability of these assets. This depreciation would have been incurred in future years had the projects not been executed.

SECTION 6 -- OTHER COMPENSATION INFORMATION

Perquisites

We do not provide our NEOs with perquisites or other personal benefits such as vehicles, club memberships, financial planning assistance or tax preparation. The Company may reimburse relocation costs for newly retained or relocated NEOs or provide a partial commutation allowance.

Stock Ownership Guidelines

Under our stock ownership guidelines, our executives are required to maintain direct ownership in our common stock in the following amounts:

•	CEO: Five times annual base salary

•	Senior Vice Presidents and above: Three times annual base salary

•	Vice Presidents: One times annual base salary

•

A newly hired executive has five years to meet the ownership requirements. If an executive’s ownership requirement increases due to a promotion, the executive has five years to meet the increased level.

•

NEOs are required to hold 100% of any newly vested shares (other than shares sold to pay taxes upon vesting) until they meet 100% of the share ownership guidelines. Other executives must hold at least 50% of any newly vested shares (other than shares sold to pay taxes upon vesting) until they meet 100% of the share ownership guidelines.

•

Time-based restricted share units and shares held directly or indirectly, including shares acquired on exercise of stock options and shares held under our retirement plans, count toward these guidelines. Outstanding stock options (vested and unvested) as well as unearned performance-based restricted share units do not count toward these guidelines.

•

Mr. Rippey, as a new employee, has five years to meet the ownership requirement for the CEO. As of December 31, 2018, Mr. Hardesty had exceeded his ownership requirement. Ms. West has one year remaining in which to meet her ownership requirement, and Ms. Gates and Mr. Yeaw have three years remaining in which to meet the requirement.

Hedging and Pledging Policies

Our Insider Trading Policy prohibits short sales of Company stock, as well as the purchase, sale, or exercise of any puts, calls, or other options (other than options granted pursuant to any incentive compensation plan of the Company) on Company stock, or “hedging.” Our Insider Trading Policy also prohibits employees, officers and directors of the Company from pledging Company stock as collateral for any loan or depositing any Company stock in a margin account.

Recoupment Policy

Our recoupment, or “claw back,” policy allows for recoupment of incentive compensation, with a three-year look-back. Under this policy, if the Company restates its financial statements, or if an officer of the Company violates a Company policy or confidentiality covenant, or engages in conduct detrimental to the Company’s business or reputation, the Compensation Committee has the discretion to cancel outstanding awards of, or opportunities to receive, cash or equity incentive compensation and to recoup incentive compensation already paid or awarded to an officer during the three-year period preceding the date the restatement obligation was determined or the date of the officer’s misconduct.

Retirement Benefits

•

SunCoke 401(k) Plan: SunCoke Energy offers all its employees, including the NEOs, the opportunity to participate in the SunCoke 401(k) Plan, which is a tax qualified defined contribution plan with 401(k) and profit sharing features designed primarily to help participating employees accumulate funds for retirement. Our employees may make elective contributions of up to 80% of eligible pay up to annual IRS limits, and we make company contributions generally consisting of a matching contribution equal to 100% of employee contributions up to 5% of eligible compensation and an employer contribution equal to 3% of eligible compensation. All NEOs are eligible to receive these contributions.

•

Savings Restoration Plan: The Savings Restoration Plan, or SRP, is an unfunded, nonqualified deferred compensation plan that is made available to participants in the SunCoke 401(k) Plan whose compensation exceeds the IRS limits on compensation that can be considered under that Plan ($275,000 for 2018). Under the SRP, employees can make an advance election to defer on a pre-tax basis up to 50% of the portion of their salary and bonus that exceeds the compensation limit. Employer contributions will be credited to the accounts of each employee who elects to defer compensation and they consist of (1) a matching contribution equal to 100% of the first 5% of compensation deferred by the participant under the SRP and (2) an additional contribution equal to 3% of the compensation deferred by the participant under the SRP. SunCoke Energy can also make additional discretionary contributions.

Our NEOs have no defined benefit pension or other post-retirement benefits. The qualified 401(k) Plan and the Savings Restoration Plan are the only Company-sponsored retirement income vehicles for NEOs.

Severance and Change in Control Benefits

Our NEOs participate in the SunCoke Energy Executive Involuntary Severance Plan and the SunCoke Energy Special Executive Severance Plan. The purpose of these plans is to recognize an executive’s service to SunCoke Energy and provide a market competitive level of protection and assistance if an executive is involuntarily terminated. The Special Executive Severance Plan is also designed to reinforce and encourage the continued attention and dedication of senior executives of SunCoke Energy in the event of a possible major transaction. These plans are described in detail in the “Potential Payments upon Termination or Change in Control” section of this proxy statement.

Other SunCoke Energy Benefits

Our NEOs participate in the same basic benefits package and on the same terms as other eligible SunCoke Energy employees. The benefits package includes the savings program described above, as well as medical and dental benefits, disability benefits, insurance (life, travel and accident), death benefits and vacations and holidays.

CEO Pay Ratio

Our CEO to median employee pay ratio is calculated in accordance with Item 402(u) of Regulation S-K. The median employee was identified from all full-time and part-time employees (including temporary employees), excluding the CEO, who were employed by the Company on December 31, 2018.

The median employee compensation was determined using 2018 W-2 (Box 5) compensation and a similar compensation measure for our non-U.S. employees, who are located in Brazil. Wages were annualized for our non-temporary employees who did not work the entire calendar year. For our Brazil employees, we applied a Brazil to U.S. dollar exchange rate to the compensation elements paid on Brazil currency, consistent with published income statements, but did not apply a cost of living adjustment.

Mr. Rippey had 2018 annual total compensation of $1,671,173 as reflected in the Summary Compensation Table included in this Proxy Statement, which does not include the value of his new hire equity award granted in December 2017. Including the value of the 2017 equity award, results in annual total compensation of $3,840,191. The median employee’s annual total compensation for 2018 that would be reportable in the Summary Compensation Table was $85,699. As a result, the CEO pay ratio using the 2018 Summary Compensation Table values for Mr. Rippey is 20:1 and the CEO pay ratio as adjusted for the value of his 2017 equity award is 45:1.

Assessment of Risk Related to Compensation Practices

In February 2018, our Compensation Committee, in consultation with CAP, considered whether our compensation policies and practices for our employees, including the NEOs, were reasonably likely to have a material adverse effect on SunCoke Energy. In concluding that this was not the case, the Compensation Committee determined that our executive compensation program was consistent with SunCoke Energy’s risk management strategies. In the case of employees below the Senior Vice President level, salary is generally a significant portion of their compensation. In the case of the NEOs, annual cash incentive compensation awards were based on four different corporate metrics (which limited excessive reliance on any one metric), target goals were set at appropriate levels and payments were capped at 200% of target. Long-term incentive awards, which consist of market stock options, restricted share units and performance share units, contain multi-year vesting periods, thus promoting employee retention and aligning management’s interest with those of our stockholders. Our stock ownership requirements help further align the interests of executives with those of stockholders.

Summary Compensation Table

The following table sets forth compensation information for our NEOs for the fiscal years ended December 31, 2018, December 31, 2017 and December 31, 2016:

Named Executive Officer	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)

Michael G. Rippey President & CEO	2018	750,000	0	0	(4)	0	(4)	884,250	36,923	(5)	1,671,173
	2017	60,577	0	1,769,020		399,997		0	0		2,229,594

Fay West	2018	469,808	0	547,282		128,797		368,282	82,246	(6)	1,596,415
Sr. VP & CFO	2017	460,000	0	331,199		82,793		558,072	87,407		1,519,471
	2016	460,000	0	499,815		67,172		632,592	21,200		1,680,779

Phillip M. Hardesty	2018	396,346	0	322,912		75,998		317,090	114,639	(7)	1,226,984
Sr. VP, Com Ops, BD,	2017	380,000	0	182,393		45,596		403,389	117,596		1,128,974
Int’l Coke & Terminals	2016	380,000	0	275,263		36,992		457,254	71,200		1,220,709

Katherine T. Gates	2018	396,346	0	322,912		75,998		272,608	98,335	(8)	1,166,198
Sr. VP, GC, Chief	2017	380,000	0	227,988		56,995		326,553	96,868		1,088,404
Compliance Officer	2016	356,923	0	205,237		27,583		324,700	61,200		975,643

Gary P. Yeaw	2018	375,000	0	239,002		56,248		208,969	52,825	(9)	932,044
Sr. VP, Human	2017	375,000	0	149,991		37,492		284,344	55,785		902,612
Resources	2016	375,000	0	226,364		30,421		322,312	21,200		975,297

(1)

The amounts reported in this column reflect the grant date fair value of restricted share unit and performance share unit awards made under the LTPEP to the NEOs listed in this table. The performance share unit amounts are based on the probable outcome of the performance conditions. See Note 15 to the Form 10-K in the 2018 Annual Report for a complete description of the assumptions used for these valuations. The grant date fair value of the performance share unit awards were as follows, assuming the performance conditions of such awards are achieved at their maximum (250%) potential levels:

2018($)
Fay West	1,046,215
Phillip M. Hardesty	617,305
Katherine T. Gates	617,305
Gary P. Yeaw	456,887

(2)

The amounts reported in this column reflect the grant date fair value of stock option awards made under the LTPEP to the NEOs, determined in accordance with FASB ASC Topic 718. See Note 15 to the Form 10-K in the 2018 Annual Report for a complete description of the assumptions used for these valuations.

(3)

The amounts in this column reflect annual cash incentive payments to each NEO under our Annual Incentive Plan. A description of this plan can be found in the Compensation Discussion and Analysis section of this proxy statement.

(4)

Mr. Rippey was hired as President and CEO effective December 1, 2017. As a part of his compensation package upon hire, he was granted an equity award with a value of $2,000,000 on December 6, 2017; therefore he did not receive an additional equity award in 2018.

(5)	The All Other Compensation column for 2018 includes $36,923 representing Company matching and annual contributions to the Savings Restoration Plan.

(6)

The All Other Compensation column for 2018 includes (i) $60,246 representing Company matching and annual contributions to the Savings Restoration Plan; and (ii) $22,000 representing Company matching and annual contributions to the SunCoke 401(k) Plan.

(7)

The All Other Compensation column for 2018 includes (i) $42,639 representing Company matching and annual contributions to the Savings Restoration Plan; (ii) $22,000 representing Company matching and annual contributions to the SunCoke 401(k) Plan; and (iii) $50,000 as a commutation stipend.

(8)

The All Other Compensation column for 2018 includes (i) $36,335 representing Company matching and annual contributions to the Savings Restoration Plan; (ii) $22,000 representing Company matching and annual contributions to the SunCoke 401(k) Plan; and (iii) $40,000 as a commutation stipend.

(9)

The All Other Compensation column for 2018 includes (i) $30,825 representing Company matching and annual contributions to the Savings Restoration Plan; and (ii) $22,000 representing Company matching and annual contributions to the SunCoke 401(k) Plan.

2018 Grant of Plan-Based Awards Table

The following table sets forth the plan-based grants made during the fiscal year ended December 31, 2018:

		Estimated Future Payouts Under Non-Equity Incentive Plan awards (1)			Estimated Future Payouts Under Equity Incentive Plan awards (2)
Named Executive Officer	Grant Date	Threshold ($) (3)	Target ($)	Maximum ($)	Threshold (#) (4)	Target (#)	Maximum (#)	All Other Stock Awards: No. of Shares of Stock or Units (#) (5)	All Other Option Awards: No. of Securities Underlying Options (#) (6)	Exercise or Base Price of Option Awards ($/Share) (7)	Grant Date Fair Value of Stock and Option Awards ($) (8)
M. Rippey(9)		—	750,000	1,500,000
F. West		—	332,500	665,000
	2/14/2018				—	36,835	92,088				418,486
	2/14/2018							12,278			128,796
	2/14/2018								23,940	10.49	128,797
M. Hardesty		—	283,500	567,000
	2/14/2018				—	21,734	54,335				246,922
	2/14/2018							7,244			75,990
	2/14/2018								14,126	10.49	75,998
K. Gates		—	243,000	486,000
	2/14/2018				—	21,734	54,335				246,922
	2/14/2018							7,244			75,990
	2/14/2018								14,126	10.49	75,998
G. Yeaw		—	187,500	375,000
	2/14/2018				—	16,086	40,215				182,755
	2/14/2018							5,362			56,247
	2/14/2018								10,455	10.49	56,248

(1)

The amounts in these columns were established under the AIP. These estimated payouts were based on pre-established goals for 2018. Thus, the amounts shown in the columns reflect the range of potential payments when the performance goals were set in early 2018. Actual amounts paid for 2018 are shown in the Summary Compensation Table. A description of the AIP can be found in the Compensation Discussion and Analysis section of this proxy statement.

(2)

The amounts reported in these columns represent the target number of performance share units granted to each NEO, and the range of the potential number of performance share units that may be issued to each NEO for the 2018 - 2020 performance period. Mr. Rippey joined SunCoke on December 1, 2017; therefore his award on December 6, 2017, as disclosed in the 2018 proxy, has the performance period of 2018 - 2020 and is consistent with other PSU awards granted to the other NEOs in February 2018. Each unit represents the right to receive a share of Company common stock. Terms applicable to the performance share units grant reported in this column are described in the Long-Term Performance Enhancement Plan (LTPEP) section of the Compensation Discussion and Analysis. In general, these performance share units vest on the third anniversary date of the grant subject to a risk of forfeiture by participant, with the payout of such PSUs being conditioned upon performance goals and continued employment at SunCoke Energy until the date the Compensation Committee determines the payout levels. The awards are also subject to pro rata vesting upon retirement and accelerated vesting of the target amount upon death, disability, or a qualifying termination following a change in control of SunCoke Energy. Dividend equivalents are paid to the extent the award vests.

(3)

Under the AIP, no payment is made until a minimum performance level is met, and performance at or above such level will result in a payment ranging from $1 to the maximum amount, subject to the approval of the Compensation Committee.

(4)

Under the performance share unit award agreement, no payment is made until a minimum performance level is met, and performance at or above such level will result in a payment ranging from one share to the maximum amount, subject to the approval of the Compensation Committee.

(5)

This column reflect the number of restricted share units granted to our NEOs. In general, these awards vest on the first, second and third anniversary date of the grant, subject to continued employment with SunCoke Energy and subject to continued vesting upon retirement after the year of grant, and accelerated vesting upon death, disability or a qualifying termination following a change in control of SunCoke Energy.

(6)

This column reflects the number of stock options granted to our NEOs in 2018. In general, these awards vest on the first, second and third anniversary date of the grant, subject to continued employment with SunCoke Energy and subject to continued vesting upon retirement after the year of grant, and accelerated vesting upon death, disability or a qualifying termination following a change in control of SunCoke Energy. For the February 2018 awards, all options granted are market options.

(7)	The exercise price is equal to the closing price of our common stock on the date of grant.

(8)

The grant date fair value was calculated in accordance with FASB ASC Topic 718. See Note 15 to the Form 10-K in the 2018 Annual Report for a complete description of the assumptions used for these valuations

(9)	Mr. Rippey received an equity award upon hire on December 6, 2017; therefore he did not receive an equity award in 2018.

2018 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth the outstanding equity awards as of December 31, 2018:

	Option Awards					Stock awards
Named Executive Officer	No. of Securities Underlying Unexercised Options Exercisable (#)	No. of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	No. of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: No. of Unearned Shares, Units, or Other Rights that Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($)(1)
Michael G. Rippey	24,287	48,577	(3)	10.80	12/6/2027				148,148	1,266,665
Fay West	31,515			17.39	7/21/2021	17,882	(4)	152,891	58,625	501,244
	8,034			16.55	2/20/2023
	8,069			22.30	2/26/2024
	32,754			16.90	2/18/2025
	39,682			8.37	10/1/2025
	16,140	8,071	(5)	3.80	2/17/2026
	16,139	8,071	(6)	3.80	2/17/2026
	2,668	5,339	(7)	9.85	2/15/2027
		9,105	(8)	9.85	2/15/2027
		23,940	(9)	10.49	2/14/2028
Phillip M. Hardesty	40,000			13.75	9/12/2021	10,330	(10)	88,322	33,734	288,426
	13,344			16.55	2/20/2023
	12,368			22.30	2/26/2024
	19,950			16.90	2/18/2025
	8,888	4,445	(5)	3.80	2/17/2026
	8,888	4,445	(6)	3.80	2/17/2026
	1,469	2,941	(7)	9.85	2/15/2027
		5,014	(8)	9.85	2/15/2027
		14,126	(9)	10.49	2/14/2028
Katherine T. Gates	2,400			16.55	2/20/2023	11,101	(11)	94,914	36,734	314,076
	1,986			22.30	2/26/2024
	7,890			16.90	2/18/2025
	6,627	3,315	(5)	3.80	2/17/2026
	6,627	3,314	(6)	3.80	2/17/2026
	1,837	3,675	(7)	9.85	2/15/2027
		6,268	(8)	9.85	2/15/2027
		14,126	(9)	10.49	2/14/2028
Gary P. Yeaw	40,404			17.39	7/21/2021	7,900	(12)	67,545	25,954	221,907
	11,375			16.55	2/20/2023
	9,703			22.30	2/26/2024
	18,703			16.90	2/18/2025
	7,309	3,656	(5)	3.80	2/17/2026
	7,309	3,655	(6)	3.80	2/17/2026
	1,208	2,418	(7)	9.85	2/15/2027
		4,123	(8)	9.85	2/15/2027
		10,455	(9)	10.49	2/14/2028

(1)	The market value of these shares is based on the closing price of SunCoke Energy common stock on December 31, 2018 or $8.55.

(2)

These shares reflect the target number of performance share units granted on February 15, 2017 for the 2017 - 2019 performance period to each NEO other than Mr. Rippey and the target number of performance share units granted on February 14, 2018 for the 2018 - 2020 performance period. Mr. Rippey’s amount reflects the target number of performance share units granted on December 6, 2017 for the 2018 - 2020 performance period.

(3)

One-third of these options vest on each of the first, second and third anniversaries of the December 6, 2017 grant date. Vesting is continued upon retirement after the year of grant and accelerated upon death, disability or a qualifying termination following a change in control of SunCoke Energy.

(4)

5,604 of these restricted share units were granted on February 15, 2017 of which 2,802 will vest on the second and third anniversary of the grant date. 12,278 of these restricted share units were granted on February 14, 2018, of which 4,093 will vest each on the first, second and third anniversary of the grant date. Vesting is accelerated upon death, disability or a qualifying termination following a change in control.

(5)

One-third of these options vest on each of the first, second and third anniversaries of the February 17, 2016 grant date. Vesting is continued upon retirement after the year of grant and accelerated upon death, disability or a qualifying termination following a change in control of SunCoke Energy.

(6)

For the 2016 performance option grants to be exercisable, the share price had to achieve at least $9.50 for fifteen trading days during the three-year service vesting period, which was achieved during 2016. Under the service vesting requirement, one-third of these options vest on each of the first, second and third anniversaries of the February 17, 2016 grant date. Vesting is continued upon retirement after the year of grant and accelerated upon death, disability or a qualifying termination following a change in control of SunCoke Energy.

(7)

One-third of these options vest on each of the first, second and third anniversaries of the February 15, 2017 grant date. Vesting is continued upon retirement after the year of grant and accelerated upon death, disability or a qualifying termination following a change in control of SunCoke Energy.

(8)

For the 2017 performance option grants to be exercisable, the share price has to achieve at least $14.78 for fifteen trading days during the three-year service vesting period. Under the service vesting requirement, one-third of these options vest on each of the first, second and third anniversaries of the February 15, 2017 grant date. Vesting is continued upon retirement after the year of grant and accelerated upon death, disability or a qualifying termination following a change in control of SunCoke Energy.

(9)

One-third of these options vest on each of the first, second and third anniversaries of the February 14, 2018 grant date. Vesting is continued upon retirement after the year of grant and accelerated upon death, disability or a qualifying termination following a change in control of SunCoke Energy.

(10)

3,086 of these restricted share units were granted on February 15, 2017 of which 1,543 will vest on the second and third anniversary of the grant date. 7,244 of these restricted share units were granted on February 14, 2018, of which 2,415 will vest each on the first, second and third anniversary of the grant date. Vesting is accelerated upon death, disability or a qualifying termination following a change in control.

(11)

3,857 of these restricted share units were granted on February 15, 2017 of which 1,929 will vest on the second and third anniversary of the grant date. 7,244 of these restricted share units were granted on February 14, 2018, of which 2,415 will vest each on the first, second and third anniversary of the grant date. Vesting is accelerated upon death, disability or a qualifying termination following a change in control.

(12)

2,538 of these restricted share units were granted on February 15, 2017 of which 1,269 will vest on the second and third anniversary of the grant date. 5,362 of these restricted share units were granted on February 14, 2018, of which 1,787 will vest each on the first, second and third anniversary of the grant date. Vesting is accelerated upon death, disability or a qualifying termination following a change in control.

2018 Option Exercises and Stock Vested Table

The following table sets forth the exercises of options and vested awards for the fiscal year ended December 31, 2018:

	Option Awards		Stock Awards
Named Executive Officer	No. of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	No. of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Michael G. Rippey	0	0	0	0
Fay West	0	0	120,015	1,194,479
Phillip M. Hardesty	0	0	74,591	755,648
Katherine T. Gates	0	0	48,998	486,398
Gary P. Yeaw	0	0	55,038	547,389

(1)

The amount in this column represents the difference between the closing price of our common stock on the date of exercise and the exercise price, multiplied by the number of shares covered by the options.

(2)

The amounts in this column represent the value realized by multiplying the closing price of our common stock on the date of vesting by the number of shares vested. Included for Ms. West, Mr. Hardesty. Ms. Gates and Mr. Yeaw are the vested PSUs from the 2016 PSU award, which vested at 127.43%, as approved by the Compensation Committee on February 13, 2019.

2018 Nonqualified Deferred Compensation Table

The following table sets forth information regarding the contributions, earnings and account balances under our Savings Restoration Plan, or SRP, for 2018:

Named Executive Officer	Executive Contributions in 2018 ($)	Registrant Contributions in 2018 ($) (1)	Aggregate Earnings (Losses) In 2018 ($) (2)	Aggregate Withdrawals/ Distributions In 2018 ($)	Aggregate Balance as of December 31, 2018 ($) (3)
Michael G. Rippey(4)	23,817	36,923	(4,736)	—	56,004
Fay West	37,654	60,246	(33,222)	—	435,438
Phillip M. Hardesty	26,649	42,639	(33,030)	—	294,443
Katherine T. Gates	22,709	36,335	(19,414)	—	165,840
Gary P. Yeaw	97,365	30,826	(20,058)	—	454,561

(1)

These amounts represent contributions made under our SRP, which include matching contributions equal to 100% of the first 5% and an annual contribution equal to 3% of compensation deferred by the participant under the SRP. These amounts are reported in the Summary Compensation Table under “All Other Compensation”.

(2)	The earnings/ (losses) in this column are not included in the Summary Compensation Table.

(3)

The aggregate balances reported in this column for each NEO include amounts reported previously in prior years Summary Compensation Tables: Mr. Rippey: $0; Ms. West: $370,761; Mr. Hardesty: $258,185; Ms. Gates: $126,210 and Mr. Yeaw: $346,428.

Savings Restoration Plan

On December 6, 2011, the Compensation Committee adopted the SRP, effective as of January 1, 2012, The SRP is an unfunded, nonqualified deferred compensation plan that is made available to participants in our 401(k) Plan whose compensation is expected to exceed the IRS limit on compensation that can be considered under that Plan ($275,000 for 2018). Under the SRP, employees can make an advance election to defer on a pre-tax basis up to 50% of the portion of their salary and bonus that exceeds the applicable IRS compensation limit. Such amounts will be credited to a bookkeeping account established for each participant as of the date the amounts would otherwise have been paid to the participant. Employer contributions will be credited to the accounts of each employee who elects to defer compensation, and they consist of (1) a matching contribution equal to 100% of the first 5% of compensation deferred by the participant under the SRP and (2) an additional contribution equal to 3% of the compensation deferred by the participant under the SRP. The SRP was amended to provide that, effective January 1, 2016, employer contributions to the SRP were suspended. Employer contributions were reinstated beginning January 1, 2017.

Participants are always fully vested in their own deferrals as well as the 3% employer contribution, and they will vest in the employer matching contributions and discretionary contributions in accordance with the vesting schedule in the 401(k) Plan, which provides for 100% vesting after three years of service. Participants can direct the investment of their bookkeeping accounts among the same investment alternatives available under the 401(k) Plan. Unless the participant elects otherwise, distributions are made in a lump sum on the first day of the seventh month following termination of employment (or immediately to the participant’s beneficiary in the event of the participant’s earlier death). The participant can elect, prior to his or her first year of participation, to receive a distribution in installments over two to ten years instead of a lump sum if he or she terminates due to retirement, which is defined as termination after attaining age 55 with 10 years of service, or age 60 with 5 years of service. In addition, a participant can elect, concurrently with the annual deferral election, to receive an in-service lump sum distribution of the amount he or she elects to defer for such year, with such payment date not earlier than three years from the end of the year in which the election is made. A participant can change the time or method of distribution in limited circumstances. Upon a change in control, the SRP will automatically terminate, and all account balances distributed to participants.

Potential Payments upon Termination or Change in Control

We provide benefits to our NEOs upon termination of employment under certain circumstances. These benefits are in addition to the benefits to which the NEOs would be entitled upon a termination of employment generally (which include vested retirement benefits accrued as of the date of termination, stock-based awards that are vested as of the date of termination, accrued and unused vacation and the right to elect continued health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act, or COBRA). The incremental benefits payable to the NEOs are described as follows:

Executive Involuntary Severance Plan

The Executive Involuntary Severance Plan provides severance to designated executives whose employment is terminated by SunCoke Energy other than for cause (as defined in the Plan), death or disability. Severance is paid in monthly installments and ranges from one to one and a half times the sum of the executive’s annual base salary and target annual incentive, depending on the executive’s position. In addition, if termination occurs after the first quarter of the calendar year, executives are eligible for the cash annual incentive, prorated based on full months worked and paid out based on Company performance. Executives are also entitled to the continuation of medical plan benefits (excluding dental and vision) at active employee rates for the salary continuation period of one to one and a half years (which runs concurrently with COBRA); continuation of life insurance coverage equal to one time’s the executive’s base salary; and outplacement services. Severance is subject to the execution of a release of claims against SunCoke Energy at the time of termination of the executive’s employment. The multiple of base salary and annual incentive for each NEO is 1.5x.

Special Executive Severance Plan

The Special Executive Severance Plan provides severance to designated executives whose employment is terminated by SunCoke Energy other than for cause, death or disability, or who resign for good reason (as such terms are defined in the Plan) within two years following a change in control of SunCoke Energy. Severance is generally payable in a lump sum, equal to two times the sum of the executive’s annual base salary and the greater of (i) 100% of the executive’s target annual incentive in effect immediately before the change in control or, if higher, employment termination date, or (ii) the average annual incentive awarded to the executive with respect to the three years ending before the change in control or, if higher, ending before the employment termination date. In addition, if termination occurs after the first quarter of the calendar year, executives are eligible for the cash annual incentive, prorated based on full months worked and paid out based on Company performance. Executives are also entitled to the continuation of medical, dental and vision plan benefits at active employee rates for two years (with COBRA eligibility beginning at the end of the applicable continuation period), continuation of life insurance coverage equal to one time’s the executive’s base salary and outplacement services. In addition, if an executive is terminated without cause within two years of the change in control all equity awards will vest and stock options continue to be exercisable for one year following such termination, which is consistent with the LTPEP. If the benefits received by an executive upon a change in control would trigger an excise tax under Section 280G of the Internal Revenue Code, the benefits under the plan will either (i) be paid to the executive, in which case he or she will be responsible for the tax or, (ii) if it would result in a greater after-tax benefit to the executive, be reduced so that no excise tax is triggered.

Long-Term Performance Enhancement Plan

Under the LTPEP, if within 24 months following a change in control a participant’s employment is terminated by SunCoke Energy other than for cause, death or disability or by the participant for good reason (as such terms are defined in the LTPEP), all equity awards will vest under the terms of the award agreements, and stock options continue to be exercisable for one year following such termination. In addition, stock options continue to vest if retirement occurs on or after December 31 of the calendar year in which the stock option was granted, and fully vest upon death or disability. In the case of retirement, death or disability, vested options remain exercisable for the remaining term of the grant. For all other terminations, unvested options are forfeited, and the employee has three years from the date of termination to exercise any vested options. RSUs fully vest upon death or disability. In the case of retirement, beginning with grants made in 2015, RSU grants made in the year of retirement continue to vest based on a quarterly proration schedule from the date of grant (Q1: 0%, Q2: 25%, Q3: 50%, Q4: 75%). If retirement occurs in the year following the RSU grant, all unvested shares continue to vest. PSUs vest at target upon death or disability and, in the case of retirement, are prorated monthly based on time worked and are paid out based on Company performance. In the case of termination for just cause, all unvested equity will be forfeited and vested but unexercised stock options will be cancelled. For any awards granted prior to 2015, retirement means age 55 plus 10 years of service or age 60 plus 5 years of service. For awards granted in 2015 and forward, retirement means age 55 plus age and years of service to equal 65.

Potential Payments upon Termination or Change in Control Table

The table set forth below quantifies the additional benefits that would be paid to each current NEO pursuant to the arrangements described above, assuming a termination of employment and/or change in control occurred on December 31, 2018:

Named Executive Officer	Death/Disability ($)	Termination Prior to a Change in Control ($)	Termination in Connection With a Change in Control ($)
Michael G. Rippey:
• Cash Severance (1)	--	2,250,000	3,000,000
• Annual Incentive (2)	884,250	884,250	884,250
• Health & Welfare Continuation (3)	--	11,479	15,819
• Stock Option Acceleration Value (4)	--	--	--
• Restricted Share Unit Acceleration Value (4)	--	--	--
• Performance Share Unit Acceleration Value (4)	1,266,665	--	1,569,398
• Outplacement (5)	--	8,900	8,900
TOTAL	2,150,915	3,154,629	5,478,367
Fay West:
• Cash Severance (1)	--	1,211,250	1,615,000
• Annual Incentive (2)	392,018	392,018	392,018
• Health & Welfare Continuation (3)	--	941	1,254
• Stock Option Acceleration Value (4)	76,675	--	76,675
• Restricted Share Unit Acceleration Value (4)	152,891	--	152,891
• Performance Share Unit Acceleration Value (4)	1,246,436	--	1,687,596
• Outplacement (5)	--	8,900	8,900
TOTAL	1,868,019	1,613,108	3,934,333
Phillip M. Hardesty:
• Cash Severance (1)	--	1,032,750	1,377,000
• Annual Incentive (2)	334,247	334,247	334,247
• Health & Welfare Continuation (3)	--	30,022	41,744
• Stock Option Acceleration Value (4)	42,228	--	42,228
• Restricted Share Unit Acceleration Value (4)	88,322	--	88,322
• Performance Share Unit Acceleration Value (4)	698,826	--	944,744
• Outplacement (5)	--	8,900	8,900
TOTAL	1,163,621	1,405,919	2,837,184
Katherine T. Gates
• Cash Severance (1)	--	972,000	1,296,000
• Annual Incentive (2)	286,497	286,497	286,497
• Health & Welfare Continuation (3)	--	10,796	14,905
• Stock Option Acceleration Value (4)	31,488	--	31,488
• Restricted Share Unit Acceleration Value (4)	94,914	--	94,914
• Performance Share Unit Acceleration Value (4)	620,072	--	812,865
• Outplacement (5)	--	8,900	8,900
TOTAL	1,032,970	1,278,193	2,545,568

Named Executive Officer	Death/Disability ($)	Termination Prior to a Change in Control ($)	Termination in Connection With a Change in Control ($)
Gary P. Yeaw
• Cash Severance (1)	--	843,750	1,125,000
• Annual Incentive (2)	221,063	221,063	221,063
• Health & Welfare Continuation (3)	--	21,197	29,284
• Stock Option Acceleration Value (4)	34,727	34,727(6)	34,727
• Restricted Share Unit Acceleration Value (4)	67,545	67,545(6)	67,545
• Performance Share Unit Acceleration Value (4)	559,401	526,255(6)	757,981
• Outplacement (5)	--	8,900	8,900
TOTAL	882,736	1,723,437	2,244,501

(1)

These amounts represent the salary continuation made in accordance with the Executive Involuntary Severance Plan for termination prior to a change in control and the Special Executive Severance Plan on or after a change in control.

(2)

These amounts represent the current year annual incentive made in accordance with the Executive Involuntary Severance Plan for termination prior to a change in control, the Special Executive Severance Plan on or after a change in control and the SunCoke Annual Incentive Plan for termination for death or disability.

(3)

These amounts reflect the continuation of medical benefits and life insurance coverage under the Executive Involuntary Severance Plan and the continuation of medical, vision, dental benefits and life insurance coverage under the Special Executive Severance Plan.

(4)

The market value of stock options, RSUs and PSUs that would vest under the Long-Term Performance Enhancement Plan is calculated based on the closing price of our common stock on December 31, 2018 of $8.55 and PSU performance as of December 31, 2018.

(5)	These amounts represent the outplacement benefit our executives are eligible to receive under each termination Plan.

(6)

Any NEO who is retirement eligible as of 12/31/2018 is entitled to continued vesting of stock options, continued vesting of all or a portion of RSUs and a pro rata portion of PSUs as defined under retirement provisions of the LTPEP award agreements.

PROPOSAL 2 -- ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

The Dodd-Frank Act enables our stockholders to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K under the Securities Exchange Act of 1934, as amended, or Exchange Act, including the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative disclosure.

Our strategy with respect to compensation of our NEOs focuses upon tying compensation to stockholder value over the long-term. Our compensation structure has a strong performance orientation with a significant portion of pay at risk based on short and longer-term performance. The level of pay at risk increases progressively at positions of greater responsibility. Our compensation levels use the median of the market as a reference point, with flexibility for individual experience and performance. The market is defined by reference to general industry, as well as a specific peer group. Leadership compensation is aligned with stockholders’ interests; leadership will be rewarded when the interests of stockholders are advanced, and realize compensation reductions when the share price declines. The compensation structure supports our need to attract and retain top level talent, individuals with critical skills and top performers. We provide competitive benefits in a manner that emphasizes flexibility and the avoidance of legacy liabilities (for example, no defined benefit plan or retiree medical plan).

We are asking our stockholders to indicate their support for our NEO compensation structure as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement.

The say-on-pay vote to approve our executive compensation is advisory, and therefore not binding on SunCoke Energy, the Compensation Committee or the Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the NEO compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The current frequency of our stockholder advisory vote on executive compensation is annually, and the next such vote will be held at our 2019 Annual Meeting of Stockholders.

RECOMMENDATION

We believe our stockholders should support our compensation structure for the following reasons:

•

Our compensation structure is aligned with the interests of our stockholders. Our annual incentive has a balance of 80% financial metrics and 20% operational metrics. Our mix of performance-based equity is consistent with our peer group and industry practices, and rewards cumulative financial performance, as well as shareholder return.

•	Our metrics and targets are aggressive, and we have been challenged historically to achieve them.

•	We do not have practices or provisions in our plans that are considered excessive or inappropriate.

•

During periods of underperformance, we have taken decisive action to control costs, including compensation costs. We also restructured our equity programs to reduce share usage during a period when our share price had declined significantly.

•	Our executives have been appropriately rewarded or penalized for financial and share price performance, as realizable and realized pay historically has reflected shareholder return.

The Board of Directors recommends you vote “FOR” the advisory approval of our executive compensation.

BENEFICIAL STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND PERSONS OWNING MORE THAN FIVE PERCENT OF COMMON STOCK

Beneficial Stock Ownership of Persons Owning More Than Five Percent of Common Stock

The following table shows the amount of our common stock beneficially owned by stockholders whom we know to be the beneficial owners of more than 5% of the outstanding shares of SunCoke Energy common stock. The nature of beneficial ownership is sole voting and dispositive power, unless otherwise noted.

Name	Shares of Common Stock	Percent of Common Stock Outstanding

BlackRock, Inc. (1)	9,968,807	15.40%
Dimensional Fund Advisors LP (2)	5,446,080	8.41%
The Vanguard Group (3)	5,324,221	8.22%
Renaissance Technologies Holdings Corporation (4)	5,013,163	7.74%
Boston Partners (5)	4,759,842	7.35%

(1)

Number is as of December 31, 2018 and is based on information contained in Schedule 13G filed with the Securities and Exchange Commission on January 31, 2019. BlackRock, Inc. has sole voting power with respect to 9,528,324 shares, and sole dispositive power with respect to 9,968,807 shares. The mailing address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(2)

Number is as of December 31, 2018 and is based on information contained in Schedule 13G filed with the Securities and Exchange Commission on February 8, 2019. Dimensional Fund Advisors LP has shared voting power with respect to 5,232,177 shares, and shared dispositive power with respect to 5,446,080 shares. The mailing address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, TX 78746.

(3)

Number is as of December 31, 2018, and is based on information contained in Schedule 13G filed with the Securities and Exchange Commission on February 13, 2019. The Vanguard Group has: sole voting power with respect to 65,330 shares; shared voting power with respect to 12,899 shares; sole dispositive power with respect to 5,254,362 shares; and shared dispositive power with respect to 69,859 shares. The mailing address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(4)

Number is as of December 31, 2018 and is based on information contained in Schedule 13G filed jointly by Renaissance Technologies Holdings Corporation and Renaissance Technologies LLC (collectively, “Renaissance”) with the Securities and Exchange Commission on February 12, 2019. Renaissance has sole voting and dispositive power with respect to 4,897,292 shares and shared dispositive power with respect to 115,871 shares. The mailing address of Renaissance Technologies Holdings Corporation is 800 Third Avenue, New York, NY 10022.

(5)

Number is as of December 31, 2018 and is based on information contained in Schedule 13G filed with the Securities and Exchange Commission on February 12, 2019. Boston Partners has sole voting power with respect to 4,380,660 shares and shared voting power with respect to 37,539 shares, and sole dispositive power with respect to 4,759,842 shares. The mailing address of Boston Partners is One Beacon Street - 30th floor, Boston, MA 02108.

Beneficial Stock Ownership of Directors and Executive Officers

The following table shows the amount of our common stock beneficially owned as of March 15, 2019 by each director of SunCoke Energy, by each of our current NEOs and by all current directors and executive officers of SunCoke Energy as a group. Each person has sole investment and voting power over the securities listed in the table.

Name	Shares of Common Stock		Right to Acquire Within 60 days after March 15, 2019 (1)	Total	Percent of Common Stock Outstanding

Michael G. Rippey	0		24,288	24,288	*
John W. Rowe	5,000	(2)	—	5,000	*
Alvin Bledsoe	5,934	(2)	—	5,934	*
Peter B. Hamilton	73,451		—	73,451	*
Susan R. Landahl	0	(2)	—	0	*
Robert A. Peiser	33,951		—	33,951	*
James E. Sweetnam	0	(2)	—	0	*
Fay West	108,206		187,863	296,069	*
P. Michael Hardesty	120,689	(3)	114,431	235,120	*
Gary P. Yeaw	81,370		110,765	192,135	*
Katherine T. Gates	42,851	(3)	44,720	87,571	*
All directors and executive officers as a group (11 persons)	471,452		482,067	953,519	1.46%

*	Less than one percent of our outstanding common stock.

(1)

The amounts shown in this column reflect shares of SunCoke common stock which the persons listed have the right to acquire as a result of the exercise of stock options, and/or conversion of restricted share units, within 60 days after March 15, 2019 under certain plans, including the SunCoke Energy, Inc. Long-Term Performance Enhancement Plan.

(2)

Certain directors have elected to defer their stock awards into common share units under the Directors’ Deferred Compensation Plan described on page 17 of this proxy statement. Each common share unit is treated as if it were invested in shares of common stock, but these common share units do not have voting rights. Dividend equivalents are credited in the form of additional common share units. Such common share units will be settled in cash following termination of the director’s service on the Board of Directors, based upon the average closing price for a share of our common stock for the ten trading days on the NYSE immediately prior to the payment date. The following directors hold such common share units: Mr. Bledsoe: 67,907 units; Ms. Landahl: 13,481 units; Mr. Rowe: 68,741 units; and Mr. Sweetnam: 70,603 units.

(3)

Ms. Gates and Mr. Hardesty also participate in the unitized stock funds of SunCoke Energy’s 401(k) and/or Savings Restoration Plans. They hold units of the applicable funds (rather than actual shares of company stock) within these Plans. In addition to the share ownership data presented in the foregoing table, as of March 15, 2019: (i) Ms. Gates holds 3,433 units, valued at $4.90/unit, in the Savings Restoration Plan stock fund, representing a beneficial ownership interest of approximately 1,880 shares of SunCoke common stock; and (ii) Mr. Hardesty holds 9,981 units, valued at $4.61/unit, in the 401(k) Plan stock fund, and 8,949 units, valued at $4.90/unit, in the Savings Restoration Plan stock fund, representing a beneficial ownership interest of approximately 10,041 shares of SunCoke common stock. Equivalent current market value share ownership represented by these units was derived, in each case, by multiplying the number of units held by the current value per unit, and then dividing by $8.95/common share (NYSE closing price on March 15, 2019).

Certain of our directors and executive officers own common units representing limited partnership interests of SunCoke Energy Partners, L.P., a master limited partnership in which SunCoke Energy owns the 2% general partner interest and has a 61.7% limited partner ownership interest. The number of such common units beneficially owned by individuals listed in the “Beneficial Stock Ownership of Directors and Executive Officers” Table as of March 7, 2018 is as follows (each person has sole investment and voting power over the securities listed):

Name	Number of SXCP Common Units		Right to Acquire Within 60 days after March 15, 2019	Total	Percent of SXCP Common Units Outstanding

Michael G. Rippey	0		—	0	*
John W. Rowe	0		—	0	*
Alvin Bledsoe	1,000		—	1,000	*
Peter B. Hamilton	0		—	0	*
Susan R. Landahl	0		—	0	*
Robert A. Peiser	0		—	0	*
James E. Sweetnam	16,100		—	16,100	*
Fay West	0		—	0	*
P. Michael Hardesty	6,031	(2)	—	6,031	*
Gary P. Yeaw	2,500		—	2,500	*
Katherine T. Gates	0		—	0	*
All directors and executive officers as a group (11 persons)	25,631		—	25,631	*

*	Less than one percent of the total number of the issued and outstanding common units, representing limited partnership interests in SunCoke Energy Partners, L.P.

(1)

In connection with his service on the board of the general partner of our sponsored master limited partnership, Mr. Bledsoe has elected to defer his common unit retainer into phantom unit credits under the SunCoke Energy Partners, L.P. Directors’ Deferred Compensation Plan. Each phantom unit credit is treated as if it were invested in the common units representing limited partner interests in the master limited partnership. Such phantom unit credits do not have voting rights. Distribution equivalents are credited in the form of additional phantom unit credits. Following termination of Mr. Bledsoe’s service on the general partner’s board, these phantom unit credits units will be settled in cash based upon the average closing price of a common unit for the ten trading days on the NYSE immediately prior to the payment date. As of March 15, 2019, Mr. Bledsoe held 6,189 phantom unit credits.

(2)

Mr. Hardesty is deemed beneficial owner of a total of 6,031 common units representing limited partner interests in our sponsored master limited partnership. However, 600 of such common units are held in trust for minor children, with Mr. Hardesty as custodian.

AUDIT COMMITTEE MATTERS

Audit Committee Report

The following is the report of the Audit Committee dated February 14, 2019 with respect to SunCoke Energy’s audited financial statements for the year ended December 31, 2018. The information contained in this report shall not be deemed “soliciting material” or otherwise considered “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent that SunCoke Energy specifically incorporates such information by reference in such filing:

The Audit Committee consists of three members: Ms. Landahl and Messrs. Bledsoe and Hamilton. All of the members are independent directors under the NYSE and SEC audit committee membership requirements. The Audit Committee has certain duties and powers as described in its written charter adopted by the Board of Directors. A copy of the charter can be found on our corporate website at www.suncoke.com.

The Audit Committee is responsible primarily for assisting the Board of Directors in fulfilling its oversight responsibility of reviewing the financial information that will be provided to stockholders and others, appointing the independent registered public accounting firm and reviewing the services performed by our independent registered public accounting firm and internal audit department. The Audit Committee does not itself prepare financial statements or perform audits and its members are not auditors or certifiers of SunCoke Energy’s financial statements.

In fulfilling its oversight responsibility of appointing and reviewing the services performed by our independent registered public accounting firm, the Audit Committee carefully reviews the policies and procedures for the engagement of our independent registered public accounting firm, including the scope of the audit, audit fees, auditor independence matters and the extent to which the independent registered public accounting firm may be retained to perform non-audit related services. SunCoke Energy maintains an auditor independence policy that mandates that the Audit Committee pre-approve the audit and non-audit services and related budget in advance.

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2018 with SunCoke Energy’s management and KPMG LLP (“KPMG”). The Audit Committee also has discussed with KPMG the matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees.

The Audit Committee also has received and reviewed the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence from SunCoke Energy.

Based on the reviews and discussions referred to above, the Audit Committee has recommended to the Board that the financial statements referred to above be included in the Annual Report on Form 10-K for the year ended December 31, 2018.

Members of the Audit Committee:

Alvin Bledsoe (Chair)

Peter B. Hamilton

Susan R. Landahl

Audit Fees

The following table sets forth the fees billed by our independent registered public accounting firm for the years ended December 31, 2018 and December 31, 2017. KPMG served as our principal independent registered public accountant for the fiscal years ended December 31, 2018 and December 31, 2017. The following table shows the fees billed for audit, audit-related services and all other services for each of the last two years:

Audit and Non-Audit Fees
	KPMG LLP 2018	KPMG LLP 2017
Audit Fees (1)	$1,690,200	$1,657,840
Audit-Related Fees (2)
Tax Fees (3)
All Other Fees (4)
Total	$1,690,200	$1,657,840

(1)

Audit fees relate to professional services rendered in connection with the audit of our annual financial statements, audits of our internal control over financial reporting, quarterly review of financial statements included in our Quarterly Reports on Form 10-Q, preparation of comfort letters and consents and fees for reviews of our registration statements filed with the SEC, and audit services provided in connection with other statutory and regulatory filings.

(2)

Audit-related fees relate to assurance and related services that are reasonably related to the performance of the audit or review of our financial statements or that are traditionally performed by the independent auditor (but not included in the audit fees set forth under “Audit Fees” above), such as employee benefit plan audits, and agreed-upon procedures required to comply with financial, accounting or regulatory reporting.

(4)	Tax fees relate to professional services rendered in connection with tax audits, preparation of tax returns, other tax compliance services, and/or tax planning services.

Audit Committee Pre-Approval Policy

SunCoke Energy maintains an auditor independence policy that mandates that the Audit Committee pre-approve the audit and non-audit services and related budget in advance. The policy:

•	identifies the guiding principles that must be considered by the Audit Committee in approving services to ensure that the auditor’s independence is not impaired;

•	describes the audit, audit-related and tax services that may be provided and the non-audit services that are prohibited; and

•	sets forth pre-approval requirements for all permitted services.

In some cases, pre-approval is provided by the full Audit Committee for the applicable fiscal year for a particular category or group of services, subject to an authorized amount. In other cases, the Audit Committee specifically pre-approves services. To ensure compliance with the policy, the policy requires that our Vice President and Controller report the amount of fees incurred for the various services provided by the auditor not less frequently than semi-annually. The Audit Committee has delegated authority to its Chair to pre-approve one or more individual audit or permitted non-audit services for which estimated fees do not exceed $100,000, as well as adjustments to any estimated pre-approval fee thresholds up to $50,000 for any individual service. Any such pre-approvals must then be reported at the next scheduled meeting of the Audit Committee.

PROPOSAL 3 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Introduction

The Audit Committee has appointed KPMG to serve as SunCoke Energy’s independent registered public accounting firm for the fiscal year ending December 31, 2019. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent registered public accounting firm. The Board of Directors is submitting the appointment of KPMG to the stockholders for ratification as a matter of good corporate practice. Should the stockholders fail to ratify the appointment of KPMG, the Audit Committee may reconsider the appointment and may retain KPMG or another accounting firm without resubmitting the matter to stockholders.

Even if the stockholders ratify the appointment of KPMG, the Audit Committee may select another firm if it determines such selection to be in the best interest of SunCoke Energy and our stockholders. Representatives from KPMG are expected to be present at the 2019 Annual Meeting. The representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from our stockholders.

RECOMMENDATION

The Board of Directors recommends that you vote “FOR” the ratification of the Audit Committee’s appointment of KPMG as SunCoke Energy’s independent registered public accounting firm for the fiscal year ending December 31, 2019.

OTHER INFORMATION

Equity Compensation Plan Information

The following table provides information as of December 31, 2018 regarding the number of shares of our common stock that may be issued under the LTPEP and the Retainer Stock Plan.

Plan category	No. of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted avg. exercise price of outstanding options, warrants and rights (b) (1)	No. of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	3,687,393(2)	$15.46	3,354,430
Equity compensation plans not approved by security holders	—	—	—

Total	3,687,393	$15.46	3,354,430(3)

(1)	Weighted-average exercise price of outstanding stock options (excludes restricted stock units and performance share units, which were granted at no cost to participants).

(2)

Includes conversions of Sunoco stock to SunCoke Energy stock upon completion of IPO on January 21, 2012 and 2011-2018 grants made under the LTPEP. Consists of 5,559,571 stock options, 1,341,454 restricted share units, and 1,288,194 performance share units and excludes cancellations, exercises and awards released.

(3)	Consists of 3,036,700 shares available for issuance under the LTPEP and 317,730 shares available for issuance under the Retainer Stock Plan

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and to furnish us with copies of the forms they file. Based upon our review of filings made with the SEC and representations made by our directors and executive officers, we believe that our directors and executive officers timely filed all reports required under Section 16(a) during the fiscal year ended December 31, 2018.

Future Stockholder Proposals

In order for a stockholder proposal to be considered for inclusion in our proxy materials for the 2020 Annual Meeting, the proposal must be received by our Corporate Secretary at SunCoke Energy, Inc., 1011 Warrenville Road, Suite 600, Lisle, Illinois 60532, on or before November 21, 2019 and comply with the procedures and requirements set forth in Rule 14a-8(e)(2) under the Exchange Act.

In accordance with the advance notice requirements contained in our Amended and Restated By-laws, for director nominations or other business to be brought before the 2020 Annual Meeting by a stockholder, other than Rule 14a-8 proposals described above, written notice must be delivered no earlier than the close of business on January 13, 2020 and no later than the close of business on February 7, 2020 to our Corporate Secretary at SunCoke Energy, Inc., 1011 Warrenville Road, Suite 600, Lisle, Illinois 60532.

These stockholder notices must comply with the requirements of our Amended and Restated By-laws and will not be effective otherwise.

Solicitation of Proxies

The cost of soliciting proxies in the enclosed form will be borne by SunCoke Energy. In addition to solicitation by mail, our officers and other employees may solicit proxies personally, by telephone, by e-mail and by facsimile. We may request banks and brokers or other similar agents or fiduciaries to transmit the proxy materials to the beneficial owners for their voting instructions and will reimburse them for their expenses in so doing. We have retained Morrow Sodali LLC, 470 West Ave, Stamford, Connecticut 06902, to assist us in the solicitation of proxies for an estimated fee of $9,500, plus reimbursement of certain out-of-pocket expenses.

By order of the Board of Directors,

John J. DiRocco, Jr.

Vice President, Assistant General Counsel and Corporate Secretary

Lisle, Illinois

March 27, 2019

SUNCOKE ENERGY, INC. 1011 WARRENVILLE ROAD SUITE 600 LISLE, IL 60532

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/08/2019 for shares held directly and by 11:59 P.M. ET on 05/06/2019 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/08/2019 for shares held directly and by 11:59 P.M. ET on 05/06/2019 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

 — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — —  — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR proposal 1:

1.	To elect two directors, to the 2019 Class of directors whose term expires in 2022.
Nominees

			For	Against	Abstain
1a.	Robert A. Peiser		☐	☐	☐

NOTE: The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, or is unclear, this proxy will be voted FOR proposals 1, 2 and 3. If any other matters properly come before the meeting, the person(s) named in this proxy will vote in their discretion.

1b.	John W. Rowe		☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3:			For	Against	Abstain
2.	To hold a non-binding advisory vote to approve the compensation of the Company’s named executive officers (“Say-on-Pay”).		☐	☐	☐
3.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.		☐	☐	☐
For address change/comments, mark here. (see reverse for instructions)			Yes	No	☐
Please indicate if you plan to attend this meeting			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of Annual Meeting and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com

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SUNCOKE ENERGY, INC.
Annual Meeting of Stockholders
May 9, 2019 9:00 AM
This proxy is solicited on behalf of the Board of Directors

The stockholder(s) hereby appoint(s) Michael G. Rippey and Fay West, or either of them, as proxies, each with the power to appoint a substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of SUNCOKE ENERGY, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m. Central Time on May 9, 2019, at the Hotel Arista, 2139 CityGate Lane, Naperville, Illinois 60563, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, OR IS UNCLEAR, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES LISTED ON THE REVERSE SIDE, AND FOR PROPOSALS 2 AND 3.

IF YOU DO NOT VOTE BY TELEPHONE, OR OVER THE INTERNET, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side